EXECUTION COPY
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                                CREDIT AGREEMENT

                                      AMONG

                     THE FINANCIAL INSTITUTIONS NAMED HEREIN

                    BANKBOSTON, N.A., AS ADMINISTRATIVE AGENT

             U.S. BANK NATIONAL ASSOCIATION, AS DOCUMENTATION AGENT

                           NORTHWEST ALUMINUM COMPANY

                      NORTHWEST ALUMINUM SPECIALTIES, INC.

                           GOLDENDALE ALUMINUM COMPANY

                                       AND

                      NORTHWEST ALUMINUM TECHNOLOGIES, LLC








                                     Dated:

                                December 21, 1998

                                TABLE OF CONTENTS

SECTION I.          DEFINITIONS................................................1
              1.1   Definitions................................................1
              1.2   Rules of Interpretation...................................19

SECTION II.         DESCRIPTION OF CREDIT.....................................20
              2.1   Loans.....................................................20
              2.2   The Notes.................................................21
              2.3   Notice and Manner of Borrowing
                    or Conversion of Loans....................................22
              2.4   Funding of Loans..........................................22
              2.5   Interest Rates and Payments of Interest. .................24
              2.6   Fees......................................................26
              2.7   Payments and Prepayments of the Loans.....................27
              2.8   Method and Allocation of Payments.........................27
              2.9   Eurodollar Indemnity......................................29
              2.10  Computation of Interest and Fees..........................29
              2.11  Changed Circumstances; Illegality.........................29
              2.12  Increased Costs.  ........................................31
              2.13  Capital Requirements.  ...................................31
              2.14  Borrowers' Representatives................................32

SECTION IIA         LETTERS OF CREDIT.........................................33
              2A.1  Issuance..................................................33
              2A.3  Letter of Credit Payments.................................34
              2A.4  Obligations Absolute......................................35
              2A.5  Reliance by the Issuing Bank and
                    the Administrative Agent..................................35

SECTION III.        CONDITIONS OF LOANS AND LETTERS OF CREDIT.................36
              3.1   Conditions Precedent to Initial Loans.....................36
              3.2   Conditions Precedent to all Loans
                    and Letters of Credit.....................................38

SECTION IV.         REPRESENTATIONS AND WARRANTIES............................39
              4.1   Organization; Qualification; Business.....................40
              4.2   Corporate Authority.......................................40
              4.3   Valid Obligations.........................................40
              4.4   Consents or Approvals.....................................41
              4.5   Title to Properties; Absence of Encumbrances..............41
              4.6   Financial Statements......................................41
              4.7   Changes...................................................42
              4.8   Solvency..................................................42
              4.9   Defaults..................................................42
              4.10  Taxes.....................................................42
              4.11  Litigation................................................43
              4.12  Subsidiaries..............................................43
              4.13  Investment Company Act....................................43
              4.14  Compliance................................................43
              4.15  ERISA.....................................................44

              4.16  Environmental Matters.....................................44
              4.17  Restrictions on the Borrowers.............................46
              4.18  Labor Relations...........................................46
              4.19  Margin Rules..............................................46
              4.20  Disclosure................................................46

SECTION V.          AFFIRMATIVE COVENANTS.....................................47
              5.1   Financial Statements......................................47
              5.2   Conduct of Business.......................................49
              5.3   Maintenance and Insurance.................................50
              5.4   Taxes.....................................................50
              5.5   Inspection................................................50
              5.6   Maintenance of Books and Records..........................51
              5.7   Use of Proceeds...........................................51
              5.8   Further Assurances........................................51
              5.9   Notification Requirements.................................52
              5.10  ERISA Reports.............................................52
              5.11  Loss or Depreciation of Collateral........................53
              5.12  Environmental Compliance..................................53
              5.13  Year 2000 Compliance......................................54
              5.14  Tolling Agreements; Commingling...........................54

SECTION VI.         FINANCIAL COVENANTS.......................................55
              6.1   Net Worth.................................................55
              6.2   Minimum Excess Availability...............................55
              6.3   Capital Expenditures......................................55

SECTION VII.        NEGATIVE COVENANTS........................................55
              7.1   Indebtedness..............................................55
              7.2   Contingent Liabilities....................................56
              7.3   Encumbrances..............................................56
              7.4   Merger; Consolidation; Sale or Lease of Assets............58
              7.5   Speculative Commodity Transactions........................58
              7.6   Restricted Payments.......................................58
              7.7   Investments; Purchases of Assets..........................59
              7.8   ERISA Compliance..........................................60
              7.9   Transactions with Affiliates..............................60
              7.10  Fiscal Year...............................................61

SECTION VIII.       DEFAULTS..................................................61
              8.1   Events of Default.........................................61
              8.2   Remedies..................................................64

SECTION IX.         ASSIGNMENT AND PARTICIPATION..............................65
              9.1   Assignment................................................65
              9.2   Participations............................................66

SECTION X.          THE AGENTS................................................67
              10.1  Appointment of Agents; Powers and Immunities..............67
              10.2  Actions by Agents.........................................68
              10.3  Indemnification...........................................69
              10.4  Reimbursement.............................................70
              10.5  Non-Reliance on Agents and Other Lenders..................70
              10.6  Resignation or Removal of an Agent........................71
              10.7  Intercreditor Agreements..................................71

SECTION XI.         MISCELLANEOUS.............................................72
              11.1  Notices...................................................72
              11.2  Expenses..................................................73
              11.3  Indemnification...........................................74
              11.4  Survival of Covenants, Etc................................74
              11.5  Set-Off...................................................75
              11.6  No Waivers................................................75
              11.7  Amendments, Waivers, etc..................................75
              11.8  Binding Effect of Agreement...............................76
              11.9  Captions; Counterparts....................................76
              11.10 Entire Agreement, Etc.....................................77
              11.11 Waiver of Jury Trial......................................77
              11.12 Governing Law.............................................77
              11.13 Severability..............................................77

                                    SCHEDULES

SCHEDULE 1 - Commitments of the Lenders

                                    EXHIBITS

EXHIBIT A - Form of Revolving Credit Note
EXHIBIT B - Form of Notice of Borrowing or Conversion
EXHIBIT C - Disclosure
EXHIBIT D - Form of Report of Chief Financial Officer
EXHIBIT E - Form of Borrowing Base Report
EXHIBIT F - Assignment and Joinder Agreement

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is made as of December 21, 1998, by and among NORTHWEST ALUMINUM COMPANY ("NAC"), NORTHWEST ALUMINUM SPECIALTIES, INC. ("NAS"), NORTHWEST ALUMINUM TECHNOLOGIES, LLC ("NAT") and GOLDENDALE ALUMINUM COMPANY ("GAC") (each, individually a "Borrower" and, collectively, the "Borrowers"); BANKBOSTON, N.A. ("BKB"); the other financial institutions listed on Schedule 1 attached hereto (together with BKB, the "Lenders"); BANKBOSTON, N.A., as agent for the Lenders (in such capacity, the "Administrative Agent"); and U.S. BANK NATIONAL ASSOCIATION ("US Bank"), as Documentation Agent.

     WHEREAS, NAC, NAS and NAT are wholly owned Subsidiaries of, and Goldendale Holding Company, a Delaware corporation ("Holding"), is a Subsidiary of Golden Northwest Aluminum, Inc., an Oregon corporation ("GNA"), and GAC is a wholly owned Subsidiary of Holding.

     WHEREAS, the business relationships among the Borrowers as Subsidiaries of GNA will provide numerous benefits to them;

     WHEREAS, in order to recognize and support the interrelationships of the Borrowers and to free the management of the Borrowers to best allocate resources within the corporate group of GNA and its Subsidiaries, the Borrowers have requested the Lenders to extend credit in the form of loans and letters of credit, and the Lenders are willing to make loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                       I.

                                   DEFINITIONS
                                   -----------

     1.1 Definitions.
         -----------

     All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

     Accounts Receivable or Accounts. All of the Borrowers' accounts, accounts receivable, notes, bills, drafts, acceptances, instruments, documents, chattel paper and all other debts, obligations and liabilities in whatever form owing to the Borrowers from any Person for goods sold by them or for services rendered by them, or however otherwise established or created, all guarantees and security therefor, all right, title and interest of the Borrowers in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of an unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to the Borrowers.

     Administrative Agent. BKB.

     Affected Loans. See Section 2.11(a).

     Affiliate. With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person; provided, however, that for purposes of the definitions of "Plan" and "Multiemployer Plan" in this Section 1.1 and for purposes of Sections 4.15, 5.10, 7.9 and 8.1(i) hereof, "Affiliate" shall mean, within the meaning of
Section 414(b), (c), (m) or (o) of the Code, only (i) any member of a controlled group of corporations which includes any of the Borrowers or any Subsidiary of a Borrower, (ii) any trade or business, whether or not incorporated, under common control with any of the Borrowers or any Subsidiary of a Borrower, (iii) any member of an affiliated service group which includes any of the Borrowers or any Subsidiary of a Borrower, and (iv) any member of a group treated as a single employer by regulation with a Borrower or a Subsidiary of a Borrower.

     Agents. The Administrative Agent and the Documentation Agent.

     Agreement. This Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented or amended from time to time.

     Alternate Base Rate. The greater of (i) the rate of interest announced from time to time by the Administrative Agent at its head office as its "Base Rate", and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 Of 1%).

     Applicable Margin. As of any date, with respect to Eurodollar Loans, Base Rate Loans or Letter of Credit Fees, the applicable percentage set forth below opposite the applicable Interest Coverage Ratio:

                               Applicable Margin
                     ----------------------------------------------------
   Interest                Eurodollar      Base Rate           Letter of
Coverage Ratio               Loans           Loans            Credit Fees
---------------------      ----------      ---------          -----------

greater than or equal        2.00%           0.50%               2.00%
to 2.00:1.00

less than 2.00:1.00          2.25%           0.75%               2.25%
and greater than or
equal to 1.50:1.00

less than 1.50:1.00          2.50%           1.00%               2.50%

     Attorneys' Fees. See Section 11.2.

     Base Rate Loan. Any Loan bearing interest determined with reference to the Alternate Base Rate.

     Borrowers. As defined in the Preamble and any other wholly-owned Subsidiary of GNA, Holding or a Borrower that has executed a joinder agreement in form reasonably satisfactory to the Administrative Agent and has become a party to the Loan Documents as a "Borrower" thereunder.

     Borrowers' Accountants. BDO Seidman, LLP or other independent certified public accountants selected by the Borrowers and reasonably acceptable to the Administrative Agent.

     Borrowing Base. An amount equal to (a) the sum of (i) 85% of the unpaid face amount of all Eligible Accounts, plus (ii) 75% of all Eligible Aluminum Inventory and 50% of all other Eligible Inventory, minus (b) Borrowing Base Reserves, if any, at the date of determination of the Borrowing Base.

     Borrowing Base Report. A report signed by any Responsible Officer and in substantially the form of Exhibit E hereto.

     Borrowing Base Reserves. At the time of any determination of the Borrowing Base, such reserves as the Administrative Agent may from time to time determine, in the exercise of its reasonable credit judgment, to establish.

     Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

     Capital Expenditures. Without duplication, any expenditure for fixed or capital assets, leasehold improvements, capital leases, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price (whether or not paid during the fiscal period in question) to the extent required to be recorded under GAAP as of the time of determination, (ii) in the case of a capital lease, the entire amount capitalized under GAAP as of the time of determination, and (iii) expenditures in any construction in progress account of the Borrowers; provided, however that cell relining costs, including the costs of rebuilding anodes and cathodes, incurred in the ordinary course of business and consistent with past practices, shall not be included in "Capital Expenditures", whether or not capitalized for book or tax purposes.

     Closing Date. The first date on which the conditions set forth in Sections
3.1 and 3.2 have been satisfied and any Loans are to be made hereunder.

     Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     Collateral. All of the property, rights and interests of the Borrowers and their Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

     Commitment. In relation to any particular Lender, the maximum dollar amount which such Lender has agreed to loan to the Borrowers or make available to the Borrowers pursuant to Letter of Credit Participations upon the terms and subject to the conditions of this Agreement, initially as set forth on Schedule 1 attached hereto and as such Lender's Commitment may be modified pursuant hereto and in effect from time to time. Schedule 1 shall be amended from time to time to reflect any changes in the Commitments of the Lenders.

     Commitment Fee. See Section 2.6(a).

     Commitment Percentage. In relation to any particular Lender, the percentage which such Lender's Commitment represents of the aggregate Commitments of all the Lenders, initially as set forth on Schedule 1 attached hereto, as such Lender's Commitment Percentage may be modified pursuant hereto and in effect from time to time. Schedule 1 shall be amended from time to time to reflect any changes in the Commitment Percentages of the Lenders.

     Consolidated Net Income. For any fiscal period, the consolidated gross revenues of GNA and its Subsidiaries for such period, less all expenses and other proper charges, all determined in accordance with GAAP, but in any event there shall be excluded or deducted from such gross revenues: (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Majority Lenders; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) any extraordinary or nonrecurring gains; (iv) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; (v) the net earnings of any business entity (other than a Subsidiary) in which GNA or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by GNA or such Subsidiary in the form of cash distributions; (vi) the proceeds of any life insurance policy; (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period; and (viii) for any period when a Borrower is an S Corporation, an amount equal to the Sub S Distribution Amount with respect to such Borrower.

     Consolidated Net Worth. At any date as of which the amount thereof shall be determined, the consolidated total assets of GNA and its Subsidiaries, with Inventory and cost of goods determined on an average "first in, first out" basis consistent with the Borrowers' past practices, plus the value of the minority interests in Holding, and minus (a) Consolidated Total Liabilities and (b) the sum of any amounts attributable to (i) all reserves not already deducted from assets or included in Consolidated Total Liabilities, (ii) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the Initial Financial Statements, (iii) intercompany accounts with Subsidiaries and Affiliates (including receivables due from Subsidiaries and Affiliates), (iv) the value, if any, attributable to any capital stock of GNA or any Subsidiary held in treasury, (v) the value, if any, attributable to any notes or subscriptions receivable due from stockholders in respect of capital stock; and, (vi) an amount equal to the excess, if any, of the Sub S Distribution Amount for the twelve months preceding the date of computation of Consolidated Net Worth over the total amount distributed to stockholders in respect to such twelve month period pursuant to Section 7.6(b) and deducted in computing such Consolidated Net Worth.

     Consolidated Total Liabilities. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of GNA and its Subsidiaries, including in any event all Indebtedness but excluding the value of any minority interests in Subsidiaries.

     Continuing Directors. Any member of the Board of Directors of GNA who (i) was a member of such Board of Directors on December 21, 1998, or (ii) was nominated for election or elected or appointed to such Board of Directors by the Board of Directors of GNA at a time when a majority of such Board (excluding any member whose service terminated as a result of death) consisted of Continuing Directors.

     Contra Customer. Any customer or other Person with whom any Borrowers has a contract or agreement of any kind (including an account payable) and in respect of whom there is an Account included in Eligible Accounts.

     Default. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     Documentation Agent. US Bank.

     Drawdown Date. The Business Day on which any Loan is made or is to be made.

     EBITDA. For any fiscal period, an amount equal to Consolidated Net Income for such period, plus the following, to the extent deducted or excluded in computing such Consolidated Net Income: (i) Interest Expense, (ii) taxes, (iii) depreciation, (iv) amortization, and (v) the Sub S Distribution Amount plus the amount of any distribution in respect of interest and penalties as permitted by
Section 7.6(b) which are not otherwise deducted in computing Consolidated Net Income.

     Eligible Accounts. An Account Receivable which:

     (a) is not unpaid more than 90 days after invoice date under the original terms of sale and not more than 60 days past due, unless the original terms of sale are 90 days, in which event such Account Receivable shall not be unpaid more than 120 days after invoice date and not more than 60 days past due;

     (b) arose in the ordinary course of a Borrower's business as a result of services which have been performed for the account debtor or the sale of goods which have been shipped to the account debtor;

     (c) is the legal, valid and binding obligation of the account debtor thereunder, is assignable, is owned by a Borrower free and clear of all Encumbrances (except in favor of the Administrative Agent) and is subject to a valid, perfected first security interest of the Administrative Agent (and, if the account debtor is the United States of America or any agency or instrumentality thereof, the Borrower's right to payment has been assigned to the Administrative Agent in compliance with the Assignment of Claims Act of 1940, as amended) and is not evidenced by a promissory note or other instrument;

     (d) has not been reduced and is not subject to reduction, as against the Borrowers, their agents or the Administrative Agent, by any offset, counterclaim, adjustment, credit, allowance or other defense, and as to which there is no (and no basis for any) return, rejection, loss or damage of or to the goods giving rise thereto, or any request for credit or adjustments;

     (e) is not difficult to collect or uncollectible for any reason, including, without limitation, return, rejection, repossession, loss or damage of or to the merchandise giving rise thereto, a merchandise or other dispute, any bankruptcy, insolvency, adverse credit rating or other financial difficulty of the account debtor, or any impediment to the assertion of a claim or commencement of an action against the account debtor (including as a consequence of a failure of the Borrowers to be qualified or licensed in any jurisdiction where such qualification or licensing is required), all as reasonably determined by the Administrative Agent in its sole discretion;

     (f) is not owing from any Affiliate of the Borrowers;

     (g) is owing from an account debtor (i) located in the United States, or
(ii) located outside of the United States if, (x) the payment of each Account owing from an account debtor located outside of the United States is secured by a letter of credit satisfactory in amount and terms to the Administrative Agent and issued by a bank satisfactory to the Administrative Agent or is otherwise secured or payment thereof is otherwise assured in a manner reasonably satisfactory to the Administrative Agent, and (y) the aggregate amount of such Accounts included in Eligible Accounts shall not at any time exceed $5,000,000;

     (h) is owing from an account debtor at least 80% of whose accounts payable owing to the Borrowers are Eligible Accounts;

     (i) if owing from any Contra Customer, will be deemed eligible (x) if and to the extent the Contra Customer has executed and delivered to the Administrative Agent a waiver of its right of set-off in form reasonably satisfactory to the Administrative Agent, or (y) if no such waiver has been executed and delivered, only to the extent such Account exceeds the total amount of the Borrowers' accounts payable to such Contra Customer; and

     (j) has not been designated by the Administrative Agent, in the exercise of its reasonable credit judgment, by notice to the Borrowers as unacceptable for any reason.

     Eligible Aluminum Inventory. Eligible Inventory of the Borrowers consisting of finished aluminum which is of good merchantable quality and is in industry standard, readily-saleable form and as to which there exists an organized terminal market.

     Eligible Commodity Contracts. Commodity futures contracts, commodity swap agreements, options on commodity swap agreements and any other agreements or arrangements, in each case designed to provide protection against fluctuations in commodity prices and not designed or used to engage in speculative transactions with respect to commodities.

     Eligible Interest Rate Contracts. Interest Rate Contracts approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

     Eligible Inventory. Inventory of the Borrowers:

     (a) which is finished goods or raw materials in first class condition, merchantable and saleable through normal trade channels;

     (b) which is not work-in-process, bath in cells, capitalized labor, cast house spare parts or Stores Inventory, is not damaged or defective, and is not obsolete, waste or defective goods;

     (c) calculated at the lesser of fair market value or cost determined on an average "first-in, first-out" basis, consistent with the Borrowers' past practices, after taking into account charges and Encumbrances (other than those in favor of the Administrative Agent) of all kinds against such Inventory and changes from time to time and at any time in the market value thereof, all as reasonably determined by the Administrative Agent in its discretion; provided that the fair market value of Eligible Aluminum Inventory shall be determined based on the Mid-West, U.S. Transaction Week average price, as published by Platt's Metals Week;

     (d) as to which the Borrowers have good title, free and clear of all Encumbrances (except in favor of the Administrative Agent), and the Administrative Agent has a valid, perfected first lien;

     (e) which is not consigned to any Person, except to the extent that the Borrowers have made, to the reasonable satisfaction of the Administrative Agent, all filings under applicable law to preserve the interest of the Borrowers and the Administrative Agent in such consigned Inventory; provided that in no event shall Eligible Inventory include more than $5,000,000 of consigned Inventory at any time;

     (f) which is not subject to any Tolling Agreement;

     (g) which is located where the Borrowers are permitted to keep their Inventory in accordance with the Security Documents; and

     (h) which has not been designated by the Administrative Agent, in the exercise of its reasonable credit judgment, by notice to the Borrowers as unacceptable for any reason.

     Encumbrances. See Section 7.3.

     ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     Environmental Laws. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

     Eurodollar Loan. Any Loan bearing interest at a rate determined with reference to the Eurodollar Rate.

     Eurodollar Rate. With respect to any Eurodollar Loan for any Interest Period, the rate of interest determined by the Administrative Agent to be the prevailing rate per annum at which deposits in U.S. Dollars are offered to the Administrative Agent by first-class banks in the interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

     Eurodollar Reserve Percentage. For any Interest Period, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which any Lender is subject with respect to "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors). The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

     Event of Default. Any event described in Section 8.1.

     Facilities Investment Program. Projects for the expansion of GAC's casthouse and the upgrade of GAC's and NAC's cell lines, including, among other things, point-feeders to control alumina additions, magnetic compensation to stabilize cell operations, cathode redesign to optimize heat balance, computer controls and other related technological improvements.

     Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

     Fees. Commitment Fees, Letter of Credit Fees and Fronting Fees.

     Fronting Fee. See Section 2.6.

     GAAP. Generally accepted accounting principles, consistently applied (except any change in application in connection with the capitalization of cell relining costs), and as in effect as of the date of application thereof.

     Glencore Tolling Agreement. The Aluminum Toll Conversion Agreement between Glencore Ltd. (formerly Clarendon Ltd.) and NAC dated September 15, 1986, as amended and extended as of May 4, 1988, October 1, 1991, March 1, 1992 and September 21, 1994.

     Guarantees. As applied to the Borrowers, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others, whether or not reflected on the consolidated balance sheet of GNA and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person or entity.

     Hazardous Material. Any substance (i) the presence of which requires or may hereafter require notification, removal or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

     Holding Guaranty. The Guaranty of even date herewith made by Holding in favor of the Agents, the Lenders and the Issuing Bank, guarantying all Obligations.

     Holding Preferred Stock. The shares of Preferred Capital Stock of Holding now or hereafter owned by the ESOP.

     Hydro. Norsk Hydro USA, Inc., a Delaware corporation.

     Hydro Debt. All Indebtedness and other obligations of GNA and the Borrowers under the Hydro Debt Documents.

     Hydro Debt Documents. The Subordinated Note Purchase Agreement of even date herewith between GNA and Hydro, the subordinated notes issued by GNA to Hydro pursuant thereto, the Pledge Agreement of even date herewith between GNA and Hydro, the Subsidiary Pledge Agreement of even date herewith between Holding and Hydro, the Subsidiary Guaranty of even date herewith made by the Borrowers and Holding in favor of Hydro and the Security Agreement of even date herewith among the Borrowers, Holding and Hydro, all as in effect on the date hereof, without giving effect to any amendment, modification or supplement thereto.

     Hydro Security Documents. The "Collateral Documents" (as such term is defined in the Hydro Debt Documents), as in effect on the date hereof, without giving effect to any amendment, modification or supplement thereto.

     Hydro Tolling Agreement. The Agreement to Toll Convert Alumina into Aluminum (Tolling Contract), dated as of May 22, 1996, between GAC and Hydro Aluminum Louisville, Inc., as amended to date.

     Indebtedness. As applied to GNA and its Subsidiaries, without duplication,
(i) all obligations for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of GNA and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable and accrued liabilities arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by GNA or any of its Subsidiaries, whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under leases that is required to be capitalized on the consolidated balance sheet of GNA and its Subsidiaries, (v) all Guarantees, (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by GNA or any of its Subsidiaries, and (vii) obligations in respect of Interest Rate Contracts and Eligible Commodity Contracts.

     Initial Financial Statements. See Section 4.6.

     Initial Lenders. BKB and the other financial institutions who have signed this Agreement and have become Lenders on the date hereof.

     Intercreditor Agreements. The Intercreditor Agreement of even date herewith between the Administrative Agent and U.S. Trust Company, National Association, as Trustee, and the Intercreditor and Subordination Agreement of even date herewith between the Administrative Agent and Norsk Hydro USA, Inc., in each case as amended from time to time.

     Interest Coverage Ratio. As of the end of any month, the ratio of EBITDA to Interest Expense for the twelve consecutive months then ended.

     Interest Expense. For any fiscal period, the consolidated interest expense (including imputed interest on capitalized lease obligations) and amortized debt discount on Indebtedness of GNA and its Subsidiaries for such period.

     Interest Period. With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, or, if consented to by all the Lenders, twelve (12) months thereafter, as the Borrowers may elect in the applicable Notice of Borrowing or Conversion; provided that:

          (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

          (iii) any Interest Period that would otherwise end after the Maturity Date of a Loan shall end on such Maturity Date; and

          (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

     Interest Rate Contracts. Interest rate swap agreements, interest rate collar agreements, options on any of the foregoing and any other agreements or arrangements designed to provide protection against fluctuations in interest rates, in each case purchased by a Borrower from a Lender with respect to Loans.

     Inventory. All of Borrowers' inventory of whatever name, nature, kind or description, all goods held for sale or lease or to be furnished under contracts of service, finished goods, work in process, raw materials, materials used or consumed by the Borrowers, parts, supplies, all wrapping, packaging, advertising, labeling, and shipping materials, devices, names and marks, all contracts, rights and documents relating to any of the foregoing, whether any of the foregoing be now existing or hereafter arising, wherever located, now owned or hereafter acquired by Borrowers.

     Investment. As applied to the Borrowers, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding Accounts Receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person (including any other Borrowers or any Subsidiary), and the making of any commitment or acquisition of any option to make an Investment.

     Issuing Bank. BKB.

     Lenders. BKB, the other financial institutions listed on Schedule 1 attached hereto and each other Person that may after the date hereof become a party to this Agreement as a "Lender" hereunder.

     Letters of Credit. See Section 2A.l(a).

     Letter of Credit Applications. Applications for Letters of Credit in such form as may be required by the Issuing Bank from time to time which are executed and delivered by the Borrowers to the Issuing Bank pursuant to Section 2A, as the same may be amended or supplemented from time to time.

     Letter of Credit Fee. See Section 2.6(b).

     Letter of Credit Participation. See Section 2A.1(b).

     Letter of Credit Sublimit. $3,000,000.

     Loan Documents. This Agreement, the Notes, the Letter of Credit Applications, the Security Documents, the Holding Guaranty, the Intercreditor Agreements and a Contribution Agreement of even date herewith among the Borrowers, together with any agreements, instruments or documents executed and delivered pursuant to or in connection with any of the foregoing.

     Loans. The Loans made or to be made by the Lenders to the Borrowers pursuant to Section II of this Agreement.

     Majority Lenders. As of any date, the holders of fifty-one percent (51%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the holders of fifty-one percent (51%) of the total Commitments.

     Maturity Date. December 20, 2003.

     Maximum Drawing Amount. The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit.

     Multiemployer Pension Plan. A Multiemployer Plan that is subject to Subtitle E of Title IV of ERISA.

     Multiemployer Plan. An employee benefit plan that is a Multiemployer Plan within the meaning of Section 3(37) of ERISA to which a Borrower or any Affiliate of a Borrower contributes or has been obligated to contribute.

     Note Record. Any internal record, including a computer record, maintained by any Lender with respect to any Loan.

     Notes. Any or all of the Revolving Credit Notes.

     Notice of Borrowing or Conversion. The notice, substantially in the form of Exhibit B hereto, to be given by the Borrowers to the Administrative Agent to request a Loan or to convert an outstanding Loan of one Type into a Loan of another Type, in accordance with Section 2.3.

     Obligations. Any and all obligations of the Borrowers to the Agents, the Issuing Bank and the Lenders of every kind and description pursuant to or in connection with the Loan Documents, Eligible Interest Rate Contracts and Eligible Commodity Contracts purchased by a Borrower from a Lender, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

     Offering Memorandum. The definitive Offering Memorandum dated December 14, 1998, for the Senior Notes.

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     Pension Plan. Any Plan which is an "employee pension benefit plan" (as defined in ERISA).

     Permitted Encumbrances. See Section 7.3.

     Permitted Guarantees. The Guarantees of up to $150,000,000 in principal amount of the Senior Debt and of up to $30,000,000 in principal amount of the Hydro Debt of even date herewith made by the Borrowers and Holding, as in effect and delivered to the Administrative Agent on the date hereof, without any amendments or modifications thereto.

     Person. Any individual, corporation, partnership, trust, unincorporated association, limited liability company, business or other legal entity, and any government or governmental agency or political subdivision thereof.

     Plan. Any "employee pension benefit plan" or "employee welfare benefit plan" (each as defined in ERISA) maintained by the Borrowers or any Affiliate of a Borrowers.

     Prohibited Transaction. Any "prohibited transaction" as defined in ERISA and Section 4975 of the Code.

     Qualified Investments. As applied to the Borrowers and their Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit of any commercial bank incorporated under the laws of the United States, or any state, territory or commonwealth thereof, of recognized standing having capital and unimpaired surplus in excess of $100,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A- 2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Services, Inc. (any such bank, an "Approved Bank"), which certificates of deposit have maturities of not more than one year from the date of acquisition; (iii) repurchase obligations with a term of not more than 31 days for underlying securities of the types described in clauses (i), (ii) and (iv) of this definition entered into with any Approved Bank; (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States, or any state thereof, and rated at least A-2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Services, Inc., and in each case maturing not more than one year from the date of acquisition; (v) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $100,000,000 and at least 85% of whose assets consist of investments or other obligations of the type described in clauses (i) through (iv) above; (vi) advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $50,000 in the aggregate outstanding at any one time, provided that advances to any single employee shall not exceed $10,000 in the aggregate, and (vii) stock and other securities received in settlement of defaulted Accounts Receivable in the ordinary course of business.

     Reimbursement Obligation. The Obligation of the Borrowers to reimburse the Issuing Bank and the Lenders on account of any drawing under any Letter of Credit as provided in Section 2A.2.

     Responsible Officer. The chief financial officer of NAC and any other officer of NAC designated by such chief financial officer to sign Borrowing Base Reports and Notices of Borrowing or Conversion.

     Restricted Payment. Any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property to or for the benefit of any Person who holds an equity interest in GNA, Holding, any of the Borrowers or any of their Subsidiaries, whether or not such interest is evidenced by a security.

     Revolving Credit Loan. See Section 2.1(a) hereof.

     Revolving Credit Notes. See Section 2.2.

     S Corporation. A corporation which is an "S corporation" within the meaning of Section 1361 of the Code, a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code or a Person who has elected to be taxed as a pass-through entity or otherwise ignored for federal income tax purposes.

     Security Agreement. The Security Agreement between the Borrowers and the Administrative Agent, dated the Closing Date, as amended and in effect from time to time.

     Security Documents. The Security Agreement, collateral assignments of the Glencore Tolling Agreement and the Hydro Tolling Agreement and an Indemnity Agreement Regarding Hazardous Materials, each between the Borrowers and the Administrative Agent and dated as of the Closing Date, in each case as amended and in effect from time to time, and any additional documents evidencing or perfecting the Administrative Agent's lien on the Collateral.

     Senior Debt. All Indebtedness and other obligations under the Senior Debt Indenture and the Senior Notes.

     Senior Debt Indenture. The Indenture dated as of December 21, 1998 among GNA, as issuer, the Borrowers and Holding, as guarantors, and U.S. Trust Company, National Association, as Trustee, pursuant to which GNA issued the Senior Notes, as in effect on the date hereof, without giving effect to any amendments, modifications or supplements thereto.

     Senior Debt Security Documents. The "Security Agreements" (as such term is defined in the Senior Debt Indenture), as in effect on the date hereof, without giving effect to any amendments, modifications or supplements thereto.

     Senior Notes. GNA's First Mortgage Notes due 2006 in the aggregate principal amount of $150,000,000, as issued, outstanding and in effect on the date hereof, without giving effect to any amendment, modification or supplement thereto.

     Settlement Date. See Section 2.4(b).

     Stores Inventory. Stores and supplies used in the general maintenance of machinery or equipment (including, without limitation, spare parts, electric motors and pipes) and fuel oil, now owned or hereafter acquired by any of the Borrowers, which are used or consumed or held for use in the business of any of the Borrowers.

     Sub S Distribution Amount. For any period when a Borrower or any of its Subsidiaries is an S Corporation, an amount equal to the maximum amount sufficient to cover payment of the expected Federal and state income taxes attributable to the ownership of such Borrower's common equity (or, in the case of a Subsidiary, attributable to such Borrower's ownership of such Subsidiary's common equity), based on the highest Federal and state income tax rates that could be applicable to any holder of such common equity, as determined through the end of the period in question, provided, however, that in no event shall the Sub S Distribution Amount for any year exceed the actual amount of Federal and state income taxes attributable to the ownership of such Borrower's common equity.

     Subsidiary. Any corporation, association, limited liability company, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by GNA or any of the Borrowers or a Subsidiary of GNA or any of the Borrowers; or any other such organization the management of which is directly or indirectly controlled by GNA or any of the Borrowers or a Subsidiary of GNA or any of the Borrowers through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, or partnership in which GNA or any of the Borrowers or any Subsidiary of GNA or any of the Borrowers has a 50% or greater ownership interest.

     Tolling Agreement. Any arrangement or agreement whereby any of the Borrowers accepts goods from any other Person (including an Affiliate) for processing, manufacturing or other similar arrangements.

     Total Commitment. The sum of the Commitments of the Lenders as in effect from time to time, which as of the Closing Date shall be $75,000,000 and which may be any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with Sections 2.1 and 8.2 hereof.

     Total Outstandings. At any time, the sum of (i) the aggregate outstanding principal balance of the Loans at the time and (ii) the Maximum Drawing Amount at the time.

     Type. A Eurodollar Loan or a Base Rate Loan.

     Voting Stock. With respect to any Person, the capital stock of such Person having general voting power under ordinary circumstances to elect a least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     Year 2000 Compliant. With respect to any Person, all software, embedded microchips and other processing capabilities and equipment utilized by and material to the business operations or financial condition of such Person that are able to interpret and manipulate data involving all calendar dates correctly and without causing any abnormal ending scenario, including, without limitation, in the case of dates or time periods occurring or ending after December 31, 1999, the ability to function at least as effectively as in the case of time periods occurring or ending prior to January 1, 2000.

     1.2 Rules of Interpretation.
         -----------------------

         (a) All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP. All calculations for the purposes of Section VI hereof shall be made in accordance with GAAP.

         (b) A reference to any document or agreement shall include such document or agreement as amended, restated, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

         (c) The singular includes the plural and the plural includes the singular.

         (d) A reference to any Person includes its permitted successors and permitted assigns.

         (e)  The words "include", "includes" and "including" are not limiting.

         (f) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

         (g) All terms not specifically defined herein or by GAAP that are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, have the meanings assigned to them in such Uniform Commercial Code.

         (h) The term "to the best knowledge of" a Borrower, or any other term of similar import, means to the actual knowledge of any executive officer of a Borrower or any employee of a Borrower with management responsibility for the subject matter as to which a Borrower's knowledge is relevant.


                                       II.

                              DESCRIPTION OF CREDIT
                              ---------------------

     2.1 Loans.
         -----

         (a) Revolving Credit Loans. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers herein, each of the Lenders agrees, severally and not jointly, to make revolving credit loans (the "Revolving Credit Loans") to the Borrowers at NAC's request from time to time from and after the Closing Date and prior to the Maturity Date, provided that the Total Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the lesser of (i) the Borrowing Base and (ii) the Total Commitment, and provided, further that the sum of the aggregate principal amount of outstanding Revolving Credit Loans made by each Lender and all outstanding Letter of Credit Participations of such Lender shall not at any time (after giving effect to all requested Revolving Credit Loans and Letters of Credit) exceed such Lender's Commitment. The Borrowers may borrow, repay, prepay and reborrow Revolving Credit Loans, up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Maturity Date upon request given by NAC to the Administrative Agent pursuant to Section 2.3. Each request for a Revolving Credit Loan or Letter of Credit hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.

         (b) Limitations. No Eurodollar Loan shall be requested or made for less than a minimum of $1,000,000 in principal amount and in integral multiples of $100,000 in excess of such minimum amount and no Base Rate Loan shall be requested or made for less than a minimum of $50,000 in principal amount. No more than five Eurodollar Loans may be outstanding at any time.

         (c) Conversion of Loans. Upon the terms and subject to the conditions of this Agreement, the Borrowers may convert all or any part (in integral multiples of $500,000) of any outstanding Loan of one Type into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding Eurodollar Loan shall be the last day of the Interest Period applicable to such Eurodollar Loan). The Borrowers shall give the Administrative Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.

         (d) Termination or Reduction of Commitments. All Commitments shall terminate on the Maturity Date. Subject to the provisions of
              Section 2.7(c) regarding mandatory payments, the Borrowers shall have the right at any time and from time to time upon seven (7) days' prior written notice to the Administrative Agent to reduce by $1,000,000, and in integral multiples of $500,000 if in excess thereof, the Total Commitment or to terminate entirely the Lenders' Commitments to make Loans hereunder, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages by the aggregate amount specified in such notice or shall, as the case may be, be terminated entirely. If, as a result of any such reduction of the Total Commitment, the Maximum Drawing Amount at the time would exceed the Total Commitment or the amount of Letters of Credit permitted to be outstanding under Sections 2.1(a) and 2A.1(a) hereof, the Borrowers shall, as a condition precedent to any such reduction, deposit with and pledge to the Administrative Agent for the benefit of the Lenders and the Issuing Bank cash in an amount equal to 105% of such excess. If any Letters of Credit would remain outstanding after the effective date of any such termination of the Total Commitment, in addition to satisfaction of all other applicable terms and conditions of this

              Agreement, the Borrowers shall deposit with and pledge to the Administrative Agent for the benefit of the Lenders and the Issuing Bank cash in an amount equal to 105% of the Maximum Drawing Amount at the effective date of such termination. No reduction or termination of any Commitment may be reinstated.

     2.2 The Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes for each Lender in a principal amount equal to such Lender's Commitment, each such note to be substantially in the form of Exhibit A hereto, dated as of the Closing Date and completed with appropriate insertions (each such note being referred to herein as a "Revolving Credit Note" and collectively as the "Revolving Credit Notes"). The Borrowers irrevocably authorize each of the Lenders to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Notes, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment. The outstanding amount of the Loans set forth on the Note Records shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lenders, but the failure to record, or any error in so recording, any such amount on any Lender's Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

     2.3  Notice and Manner of Borrowing or Conversion of Loans.
          -----------------------------------------------------

          (a) Whenever the Borrowers desire to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another Type, NAC shall give the Administrative Agent a written Notice of Borrowing or Conversion (or a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion), which Notice shall be irrevocable and which must be received no later than 3:00 p.m. Boston time on the date (i) one Business Day before the day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (ii) three Business Days before the day on which the requested Loan is to be made or continued as or converted to a Eurodollar Loan. Such Notice of Borrowing or Conversion shall specify (i) the effective date and amount of each Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term "Interest Period"). If such Notice fails to specify the interest rate option to be applicable to the requested Loan, then the Borrowers shall be deemed to have requested a Base Rate Loan. If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall control absent manifest error.

          (b) Subject to the provisions of the definition of the term "Interest Period" herein, the duration of each Interest Period for a Eurodollar Loan shall be as specified in the applicable Notice of Borrowing or Conversion. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested Eurodollar Loan, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration. If the Administrative Agent receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective. If the Administrative Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding Eurodollar Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrowers shall have failed to satisfy any of the conditions hereof, the Borrowers shall be deemed to have elected to convert such outstanding Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

     2.4  Funding of Loans.
          ----------------

          (a) Loans shall be made by the Lenders pro rata in accordance with their respective Commitment Percentages, provided, however, that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

          (b) Each of the Lenders authorizes the Administrative Agent to advance all Revolving Credit Loans which are requested by the Borrowers during any calendar week, subject to the terms and conditions of this Agreement. On such day or days as the Administrative Agent shall designate, but at least once per week (each such day being referred to herein as a "Settlement Date"), whether or not the Commitments have been terminated, a Default has occurred, the Obligations have been accelerated or the Administrative Agent is proceeding to liquidate the Collateral, the Administrative Agent shall, as promptly as practicable during normal business hours, effect a wire transfer of immediately available funds to each Lender of the amount, if any, payable to such Lender, or each Lender shall transfer to the Administrative Agent sufficient immediately available federal funds to reimburse the Administrative Agent for each such Lender's pro rata share of all Revolving Credit Loans made by the Administrative Agent since the previous Settlement Date, in each case after taking into account payments and collections received by the Administrative Agent and applied to the Revolving Credit Loans, so that after giving effect to such transfers by the Administrative Agent to the Lenders or by the Lenders to the Administrative Agent, as the case may be, the Administrative Agent's Note Record shall correctly reflect each Lender's pro rata share of outstanding Revolving Credit Loans. All Revolving Credit Loans made by the Administrative Agent on behalf of the Lenders (including Revolving Credit Loans representing unpaid Reimbursement Obligations) shall be, for purposes of interest income and charges, considered to be Revolving Credit Loans from such Lenders to the Borrowers and reflected in the Note Records of the Administrative Agent and the Lenders (as among the Administrative Agent and the Lenders) at such time as the Administrative Agent receives from such Lenders funds as provided in this Section 2.4, and prior to such time such Revolving Credit Loans shall be considered, for purposes of interest income and other charges, to be Revolving Credit Loans from the Administrative Agent and so reflected in the Note Record of the Administrative Agent.

          (c) The Administrative Agent may notify the Lenders of any requested Loan and of the Drawdown Date thereof and the amount of each Lender's pro rata share of such Loan, and not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of such Loan, each Lender will make available to the Administrative Agent, at its head office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of such requested Loan. Upon receipt by the Administrative Agent of such amount, and upon receipt of the documents required by Section 3 and the satisfaction of the other conditions set forth therein (to the extent applicable), the Administrative Agent will make available to the Borrowers the aggregate amount of such Loan. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that each Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of
              (i) the average, computed for the period referred to in clause
              (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount of such Lender's Commitment Percentage of any such Loans times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender with three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

          (d) The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date or Drawdown Date the amount of its Commitment Percentage of any Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender's Commitment Percentage of any Loans.

     2.5  Interest Rates and Payments of Interest.
          ---------------------------------------

          (a) Base Rate Loans. Each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Alternate Base Rate or the Applicable Margin, as provided below. Such interest shall be payable monthly in arrears on the first Business Day of each month, commencing February 1, 1999.

          (b) Eurodollar Loans. Each Loan which is a Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin, which rate shall change with any change in the Applicable Margin, as provided below. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          (c) Default Interest. If an Event of Default shall occur, then at the option of the Administrative Agent or the direction of the Majority Lenders the unpaid balance of Loans shall bear interest at an interest rate equal to 2% per annum above the interest rate applicable to Base Rate Loans in effect on the day such Event of Default occurs, until such Event of Default is cured or waived.

          (d) Applicable Margin. The Applicable Margin and the Interest Coverage Ratio shall be determined as of the end of each fiscal month based upon the monthly financial statements to be delivered pursuant to
              Section 5.1(b) hereof, and any change in the Applicable Margin shall be effective upon the earlier of (i) the delivery of such financial statements, and (ii) the date such financial statements were due to be delivered pursuant to Section 5.1(b). Notwithstanding the foregoing, during the period from the Closing Date through and including December 31, 1999, the Applicable Margin shall be fixed at (i) 2.25% for Eurodollar Loans and Letter of Credit Fees, and
              (ii) 0.75% for Base Rate Loans.

          (e) Additional Interest. So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which such Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors), the Borrowers shall pay to the Administrative Agent for the account of each such Lender additional interest on the unpaid principal amount of each Eurodollar Loan made by such Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by subtracting
              (i) the Eurodollar Rate for the Interest Period for such Eurodollar Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrowers through the Administrative Agent, and shall be payable on each date on which interest is payable on such Eurodollar Loan.

     2.6  Fees.
          ----

          (a) The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders a commitment fee (the "Commitment Fee"), computed on a daily basis and payable quarterly in arrears on the first Business Day of each calendar quarter, equal to one-half of one percent (0.50%) per annum of the excess of (i) the Total Commitment at the time over (ii) the Total Outstandings at the time.

          (b) The Borrowers shall pay to the Administrative Agent for the benefit of the Lenders a fee (the "Letter of Credit Fee") at a rate per annum equal to (i) the Maximum Drawing Amount of each Letter of Credit multiplied by (ii) the Applicable Margin. In addition, the Borrowers shall pay to the Issuing Bank, solely for its own account, a fee (the "Fronting Fee") at a rate per annum equal to one-quarter of one percent (0.25%) of the Maximum Drawing Amount of each Letter of Credit. At the option of the Administrative Agent or the direction of the Majority Lenders the Letter of Credit Fees and Fronting Fees payable during the continuance of any Event of Default shall be equal to two percent (2%) per annum above the Letter of Credit Fee and Fronting Fee applicable to each Letter of Credit in effect on the day such Event of Default occurs, until such Event of Default is cured or waived. Letter of Credit Fees and Fronting Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter.

          (c) Without limiting any of the Lenders' other rights hereunder or by law, if any Loan or any portion thereof or any interest thereon or any other amount payable hereunder or under any other Loan Document is not paid within ten Business Days after its due date, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders on demand a late payment charge equal to 2-1/2% of the amount of the payment due.

          (d) The Borrowers shall pay to the Administrative Agent, solely for the account of the Administrative Agent, such other fees as the Borrowers and the Administrative Agent shall agree.

          (e) The Borrowers authorize the Administrative Agent, the Issuing Bank and the Lenders to charge (no such charge shall be deemed to be a set-off) to their Note Records or to any deposit account which the Borrowers may maintain with any of them the interest, fees, charges, taxes and expenses provided for in this Agreement, the Security Documents or any other document executed or delivered in connection herewith.

     2.7  Payments and Prepayments of the Loans.
          -------------------------------------

          (a) On the Maturity Date, the Borrowers shall pay in full the unpaid principal balance of the Revolving Credit Loans, together with all unpaid interest thereon and all Fees and other amounts due with respect thereto.

          (b) Loans that are Eurodollar Loans may be prepaid, without premium or penalty, on the last day of any Interest Period applicable thereto, upon three Business Days' notice. Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty, upon one Business Day's notice. Any such notice of prepayment shall be irrevocable. Prepayments of Revolving Credit Loans may be reborrowed to the extent provided in Section 2.1.

          (c) If at any time the Total Outstandings exceed the lesser of (x) the Borrowing Base and (y) the Total Commitment, the Borrowers shall immediately pay the amount of any such excess to the Administrative Agent for application to the Revolving Credit Loans.

     2.8  Method and Allocation of Payments.
          ---------------------------------

          (a) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to each Lender such additional amount in U.S. Dollars as shall be necessary to enable such Lender to receive the same net amount which such Lender would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to each Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Administrative Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document. The Lenders may, and the Borrowers hereby authorize the Lenders to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrowers with the Lenders or to their Note Records.

          (b) All payments of principal of and interest in respect of Loans shall be made to the Administrative Agent, for the benefit of the Lenders, pro rata in accordance with their Commitment Percentages, and payment of any other amounts due hereunder shall be made to the Administrative Agent for the benefit of the Lenders, pro rata as their respective interests appear, at the Administrative Agent's head office or at such other location that the Administrative Agent may from time to time designate, in each case in immediately available funds.

          (c) If the Commitments shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to
              Section 8.2, all funds received from or on behalf of the Borrowers (including as proceeds of Collateral) by any Lender or the Issuing Bank in respect of Obligations (except funds received by any Lender as a result of a purchase of a participant interest pursuant to Section 2.8(d) below) shall be remitted to the Administrative Agent, and all such funds, together with all other funds received by the Administrative Agent from or on behalf of the Borrowers (including proceeds of Collateral) in respect of Obligations, shall be applied by the Administrative Agent in the following manner and order: (i) first, to reimburse the Administrative Agent, the Issuing Bank and the Lenders, in that order, for any amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of the Fees; (iii) third, to the payment of interest due on the Loans and the Reimbursement Obligations; (iv) fourth, to the payment of the outstanding principal balance of the Loans and the Reimbursement Obligations;
              (v) fifth, to the payment of any other Obligations (other than principal of or interest on the Loans, the Notes and the Reimbursement Obligations) payable by the Borrowers; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

          (d) Each of the Lenders and the Administrative Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of principal of, or interest on, the Loans or any Fees which are to be shared pro rata among the Lenders, which, as compared to the amounts theretofore received by the other Lenders with respect to such principal, interest or Fees, is in excess of such Lender's Commitment Percentage of such principal, interest or Fees, such Lender shall share such excess, less the costs and expenses (including, reasonable Attorneys' Fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, pro rata with all other Lenders in proportion to their respective Commitment Percentages, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participant interests in the Loans or such Fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     2.9 Eurodollar Indemnity. If the Borrowers for any reason (including, without limitation, pursuant to Sections 2.7(c), 2.11 and 8.2 hereof) make any payment of principal with respect to any Eurodollar Loan on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, or fail to borrow or continue or convert to a Eurodollar Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fail to prepay a Eurodollar Loan after having given notice thereof, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders any amount required to compensate the Lenders for any additional losses, costs or expenses which they may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or re- employment of deposits or other funds required by the Lenders to fund or maintain such Eurodollar Loan. The Borrowers shall pay such amount upon presentation by the Administrative Agent of a statement setting forth the amount and the Administrative Agent's (or the affected Lenders') calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

     2.10 Computation of Interest and Fees. Interest and all Fees payable hereunder shall be computed daily on the basis of a year of 365 days for Base Rate Loans and 360 days for all other Loans and Fees paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term "Interest Period"), and such extension shall be included in computing interest in connection with such payment.

     2.11 Changed Circumstances; Illegality.
          ---------------------------------

          (a) Notwithstanding any other provision of this Agreement, in the event that:

               (i) on any date on which the Eurodollar Rate would otherwise be set the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Eurodollar Rate, or

               (ii) at any time the Administrative Agent or any Lender shall have determined in good faith (which determination shall be final and conclusive and, if made by any Lender, shall have been communicated to the Administrative Agent in writing) that:

          (A) the making or continuation of or conversion of any Loan to a Eurodollar Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market or (2) compliance by the Administrative Agent or such Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

          (B) the Eurodollar Rate shall no longer represent the effective cost to the Administrative Agent or such Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Administrative Agent shall forthwith so notify the Borrowers thereof. Until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by the Borrowers of the Type of Loan affected by the contingencies described in this Section (herein called "Affected Loans") shall be suspended. If, at the time the Administrative Agent so notifies the Borrowers, the Borrowers have previously given the Administrative Agent a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

          (b) In the event of a determination of illegality pursuant to subsection (a)(ii)(A) above, the Borrowers shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to
               Section 2.9, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section
               2.3 hereof.

     2.12 Increased Costs. In case any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                (i) subjects any Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Lender imposed by the United States of America or any political subdivision thereof), or

               (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Lender (other than such requirements as are already included in the determination of the Eurodollar
                    Rate), or

              (iii) imposes upon any Lender any other condition with respect to its obligations or
                    performance under this Agreement or in respect of any Letter of Credit,

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by such Lender or impose any expense upon such Lender with respect to any Loans or its obligations under this Agreement or in respect of any Letter of Credit, such Lender shall notify the Borrowers and the Administrative Agent thereof. The Borrowers agree to pay to such Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

     2.13 Capital Requirements. If after the date hereof any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitment to make Loans hereunder or its obligations in respect of any Letter of Credit to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender shall notify the Borrowers and the Administrative Agent thereof. The Borrowers agree to pay to such Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such 90 day period the Borrowers shall have prepaid in full all Obligations to such Lender, in which event no amount shall be payable to such Lender under this Section. In determining such amount, such

          Lender may use any reasonable averaging and attribution methods.

     2.14 Borrowers' Representatives. Each Borrower (other than NAC) hereby appoints NAC as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder. NAC shall keep complete, correct and accurate records of all Loans and the application of proceeds thereof, all Letters of Credit and all payments in respect of Loans and other amounts due hereunder. NAC shall determine the allocation of proceeds of Loans among the Borrowers. The Lenders are hereby entitled to rely on any communication given or transmitted by NAC as if such communication were given or transmitted by each and every Borrowers; provided, however, that any communication given or transmitted by any Borrowers other than NAC shall be binding with respect to such Borrowers. Any communication given or transmitted by the Administrative Agent, any Lender or the Issuing Bank to NAC shall be deemed given and transmitted to each and every Borrower. Notwithstanding the foregoing, all Obligations of the Borrowers hereunder shall be joint and several.


                                   SECTION IIA

                                LETTERS OF CREDIT
                                -----------------

     2A.1 Issuance.
          --------

          (a) Upon the terms and subject to the conditions hereof, the Issuing Bank, in reliance upon the representations and warranties of the Borrowers contained herein, agrees to issue letters of credit (the "Letters of Credit") for the account of the Borrowers in such form as may be requested from time to time by the Borrowers and agreed to by the Issuing Bank, provided that the Maximum Drawing Amount (after giving effect to all requested Letters of Credit) shall not at any time exceed the Letter of Credit Sublimit, provided, further, that the Total Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the lesser of
(x) the Borrowing Base and (y) the Total Commitment, and provided, further, that no Letter of Credit shall have an expiration date later than the Maturity Date. At least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, the Borrowers shall deliver to the Issuing Bank a Letter of Credit Application setting forth the Maximum Drawing Amount of all

Letters of Credit (including the requested Letter of Credit), the requested language of the requested Letter of Credit and such other information as the Issuing Bank shall require. Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request. The Administrative Agent or the Issuing Bank shall notify the Lenders of the issuance of each Letter of Credit and shall furnish to any Lender such information with respect thereto as such Lender shall reasonably request.

     (b) Effective upon the issuance of each Letter of Credit in accordance with the terms hereof, and without any further action on the part of the Issuing Bank or the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participating interest in such Letter of Credit to the extent of such Lender's Commitment Percentage thereof (the "Letter of Credit Participation"), and each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default, to the extent of such Lender's Commitment Percentage thereof, to reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers.

     2A.2 Reimbursement Obligation of the Borrowers. In order to induce the Issuing Bank to issue, extend and renew each Letter of Credit, the Borrowers hereby agree to reimburse or pay to the Issuing Bank, for the account of the Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder as follows:

     (a) on each date that any draft presented under any Letter of Credit is honored by the Issuing Bank or the Issuing Bank otherwise makes payment with respect thereto, (i) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Bank or any Lender in connection with any payment made by the Issuing Bank under, or with respect to, such Letter of Credit; and

     (b) upon the Maturity Date or the acceleration of the Reimbursement Obligations pursuant to Section 8, an amount equal to 105% of the then Maximum Drawing Amount of all Letters of Credit, which amount (together with all interest and other earnings thereon) shall be held by the Issuing Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Issuing Bank at its head office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this Section 2A.2 at any time from the date such amounts become due and payable (whether as stated in this Section 2A.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Issuing Bank, for the account of the Issuing Bank or (as the case may be) the Lenders, on demand at a rate per annum equal to 2% above the Interest Rate applicable to Base Rate Loans at the time in the absence of an Event of Default.

     2A.3 Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Issuing Bank to the Borrowers shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. On the date that such draft is paid or other payment is made by the Issuing Bank, the Issuing Bank shall promptly notify the Lenders of the amount of any unpaid Reimbursement Obligation. All such unpaid Reimbursement Obligations with respect to Letters of Credit shall be deemed to be Revolving Credit Loans. No later than 1:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent's head office, in immediately available funds, such Lender's Commitment Percentage of such unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) the amount equal to such Lender's Commitment Percentage of such unpaid Reimbursement Obligation, times
(iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment until the date on which such Lender's Commitment Percentage of such unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 365.

     2A.4 Obligations Absolute.
          --------------------

          (a) The Borrowers' Reimbursement Obligations shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set off, counterclaim or defense to payment which the Borrowers may have or have had against the Issuing Bank, the Administrative Agent, the Lenders or any beneficiary of a Letter of Credit. The Borrowers further agree that the Issuing Bank, the Administrative Agent and the Lenders shall not be responsible for, and the Borrowers' Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers, against the beneficiary of any Letter of Credit or any such transferee.

          (b) The Issuing Bank, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Issuing Bank, the Administrative Agent or the Lenders under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Issuing Bank, the Administrative Agent or the Lenders to the Borrowers.

     2A.5 Reliance by the Issuing Bank and the Administrative Agent. To the extent not inconsistent with Section 2A.4, the Issuing Bank and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected with reasonable care by the Issuing Bank or the Administrative Agent.


                                      III.

                    CONDITIONS OF LOANS AND LETTERS OF CREDIT
                    -----------------------------------------

     3.1 Conditions Precedent to Initial Loans. The obligation of the Lenders to make the initial Loans and of the Issuing Bank to issue the initial Letter of Credit is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

          (a) The Administrative Agent shall have received the following agreements, documents, certificates and opinions in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders and duly executed and delivered by the parties thereto:

               (i)    this Agreement;

               (ii)   the Notes, substantially in the form of Exhibit A hereto;

               (iii)  the Security Documents;

               (iv)   a Contribution Agreement among the Borrowers;

               (v)    the Holding Guaranty;

               (vi)   the Intercreditor Agreements;

               (vii) complete copies of the Senior Debt Indenture, the Senior Notes, the Senior Debt Security Documents, the Hydro Debt Documents and the Permitted Guarantees;

               (viii) UCC-1 Financing Statements;

               (ix) Certificates of insurance or insurance binders evidencing compliance with Section 5.3 hereof and the applicable provisions of the Security Documents;

               (x)    Borrowing Base Report as of the Closing Date;

               (xi) certificates from the chief financial officers of GAC and NAC with respect to solvency and other matters;

               (xii) a certificate of the Secretary or an Assistant Secretary of each of the Borrowers with respect to resolutions of the Board of Directors or Managers, as applicable, authorizing the execution and delivery of the Loan Documents and identifying the officer(s) or Managers, as applicable, authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers or Managers, as applicable;

               (xiii) the Articles or Certificate of Incorporation or Articles
                      of Organization, as applicable, of each of the Borrowers and all amendments and supplements thereto, as filed in the office of the Secretary of State of its jurisdiction of incorporation, certified by said Secretary of State as being a true and correct copy thereof;

               (xiv) the Bylaws or Operating Agreement, as applicable, of each of the Borrowers and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of each of the Borrowers as being a true and correct copy thereof;

               (xv) a certificate of the Secretary of State of each Borrower's jurisdiction of incorporation or organization as to the legal existence and status of each of the Borrowers in such states;

               (xvi) an opinion addressed to the Lenders from Stoel Rives LLP, counsel to the Borrowers; and

               (xvii) such other documents, instruments, opinions and
                      certificates and completion of such other matters, as the Administrative Agent or any Initial Lender may reasonably deem necessary or appropriate.

          (b) No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the reasonable judgment of the Administrative Agent or the Initial Lenders, might adversely affect the transactions contemplated hereby or might have a materially adverse effect on the assets, business, financial condition or prospects of the Borrowers, taken as a whole.

          (c) All necessary filings and recordings against the Collateral shall have been completed and the Administrative Agent's liens on the Collateral shall have been perfected, as contemplated by the Security Documents.

          (d) The Borrowers shall have delivered the Initial Financial Statements to the Initial Lenders.

          (e) GNA shall have issued, and received cash proceeds of at least $145,875,000 from, the Senior Debt on the terms and conditions described in the Offering Memorandum.

          (f) GNA shall have issued, and received cash proceeds of at least $20,000,000 from, the Hydro Debt on the terms and conditions set forth in the Hydro Debt Documents.

          (g) All Indebtedness of GAC under the Credit Agreement dated May 17, 1996, as amended among GAC, the financial institutions named therein and BKB as agent, shall have been repaid in full.

          (h) All Indebtedness of NAC and NAS under the Credit Agreement dated May 15, 1996, as amended, among NAC, NAS, the financial institutions named therein and BKB as agent, shall have been repaid in full.

          (i) The Borrowers shall have paid to the Administrative Agent all fees to be paid hereunder (including pursuant to Section 2.6(d) hereof) on or prior to the Closing Date.

     3.2 Conditions Precedent to all Loans and Letters of Credit. The obligation of the Lenders to make any Loan, including the initial Loans, or continue or convert Loans to Loans of another Type, and of the Issuing Bank to issue any Letter of Credit, is further subject to the following conditions:

          (a) timely receipt by the Administrative Agent of the Notice of Borrowing or Conversion and a Borrowing Base Report with respect to any Loan, or by the Issuing Bank of the Letter of Credit Application with respect to any Letter of Credit;

          (b) the outstanding Loans and Letters of Credit do not and, after giving effect to any requested Loan or Letter of Credit, will not exceed the limitations set forth in Sections 2.1 and 2A.1 hereof;

          (c) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such

               Notice of Borrowing or Conversion or Letter of Credit Application and on the effective date of the making, continuation or conversion of each Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date);

          (d) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after (i) the making of such requested Loan or the issuance of such requested Letter of Credit, or (ii) the continuation of an outstanding Eurodollar Loan or the conversion of a Base Rate Loan to a Eurodollar Loan, unless the Administrative Agent shall have otherwise agreed;

          (e) the resolutions referred to in Section 3.1 shall remain in full force and effect; and

          (f) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Lender, would make it illegal or against the policy of any governmental agency or authority for such Lender to make Loans hereunder or, in the opinion of counsel for the Issuing Bank, for the Issuing Bank to issue Letters of Credit hereunder (as the case may be).

     The making, continuation or conversion of each Loan and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of the making, continuation or conversion of such Loan or the issuance of such Letter of Credit as to the accuracy of the facts referred to in subsection (c) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.


                                       IV.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, the Borrowers represent and warrant to the Administrative Agent, the Issuing Bank and the Lenders that except as set forth on Exhibit C attached hereto:

     4.1  Organization; Qualification; Business.
          -------------------------------------

          (a) Each of the Borrowers (i) is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate or other power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation or limited liability company and is duly authorized to do business in each jurisdiction (all of which are listed on Exhibit C attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of any of the Borrowers or of the Borrowers taken as a whole.

          (b) Since the date of the Initial Financial Statements, the Borrowers have continued to engage in substantially the same business as that in which they were then engaged and are not engaged in any business not reasonably related or ancillary thereto (as determined in good faith by GNA's Board of Directors).

     4.2 Corporate Authority. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby are within the corporate or other power and authority of the Borrowers, have been authorized by all necessary or other corporate action, and do not and will not (a) contravene any provision of the Articles or Certificate of Incorporation, by-laws or operating agreement, as applicable, of any of the Borrowers or any law, rule or regulation applicable to any of the Borrowers, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on any of the Borrowers, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of any of the Borrowers, except (i) in favor of the Administrative Agent, the Issuing Bank and the Lenders, and (ii) in favor of the trustee for the holders of the Senior Debt and in favor of the holder of the Hydro Debt (or the holders of any Indebtedness which refinances any of the Senior Debt or the Hydro Debt) in accordance with the Intercreditor Agreements.

     4.3 Valid Obligations. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrowers, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Security Documents have effectively created in favor of the Administrative Agent, the Issuing Bank and the Lenders legal, valid and binding security interests in the Collateral enforceable in accordance with their terms, and such security interests are fully perfected first priority security interests, subject only to Permitted Encumbrances.

     4.4 Consents or Approvals. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person, except under or as contemplated by the Security Documents, all of which have been obtained.

     4.5 Title to Properties; Absence of Encumbrances. Each of the Borrowers and their Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statements (except such properties, assets or rights as have been disposed of in the ordinary course of business or as permitted by the terms hereof since the date thereof), free from all Encumbrances except Permitted Encumbrances.

     4.6 Financial Statements. The Borrowers have furnished to the Lenders the following financial statements (collectively, the "Initial Financial Statements"): (i) Holding's unaudited consolidated balance sheet as of September 30, 1998 and its unaudited consolidated statements of income, retained earnings and cash flow for the nine months then ended, certified by the chief financial officer of Holding; (ii) the unaudited combined balance sheet of NAC and NAS as of September 30, 1998 and their combined statements of income, retained earnings and cash flow for the fiscal year then ended, certified by the chief financial officer of NAC; and (iii) the unaudited combined balance sheets of GNA as of September 30, 1998 and its unaudited combined statements of income, shareholders' equity and cash flows for the nine months then ended, certified by the chief financial officer of GNA. All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrowers and their Subsidiaries as of such dates and the results of the operations of the Borrowers and their Subsidiaries for such periods, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments that shall not in the aggregate be material in amount. The Borrowers have also furnished to the Lenders their pro forma consolidated balance sheet as of September 30, 1998 and projections of their future consolidated results of operations, all of which were reasonable when made and continue to be reasonable at the date hereof. At the date hereof, the Borrowers have no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Initial Financial Statements or on Exhibit C hereto.

     4.7 Changes. Since the date of the Initial Financial Statements, there have been no changes in the assets, liabilities, financial condition, operations, business or prospects of the Borrowers or any of their Subsidiaries other than changes in the ordinary course of business and other changes, in each case the effect of which has not, in the aggregate, been materially adverse to the Borrowers and their Subsidiaries taken as a whole.

     4.8 Solvency. The Borrowers have and, after giving effect to the Loans and the Permitted Guarantees, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrowers have and will have access to adequate capital for the conduct of their business and the discharge of their debts incurred in connection therewith as such debts mature; the Borrowers were not insolvent immediately prior to the making of the Loans and the issuance of the Permitted Guarantees, and immediately after giving effect thereto, the Borrowers will not be insolvent.

     4.9  Defaults. As of the date of this Agreement, no Default exists.

     4.10 Taxes. The Borrowers and each Subsidiary have filed all federal, state and other material tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Borrowers and each Subsidiary have been fully paid, except for such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien which is not a Permitted Encumbrance has been filed to secure such taxes, assessments or charges. All such contests at the date hereof are described on Exhibit C hereto. The Borrowers and their Subsidiaries have not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities. The federal and state income tax returns of the Borrowers and each Subsidiary have not been audited or otherwise examined by any federal or state taxing authority. The Borrowers and each Subsidiary have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

     4.11 Litigation. There is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrowers' or any Subsidiary's officers, threatened against the Borrowers or any Subsidiary that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance, may reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Borrowers or their Subsidiaries, or may reasonably be expected to have a material adverse effect on the assets, business or prospects of the Borrowers and their Subsidiaries taken as a whole.

     4.12 Subsidiaries. Exhibit C sets forth the name, address, jurisdiction of incorporation and holders of equity interests of the Borrowers and each Subsidiary and the shares of capital stock of the Borrowers and each Subsidiary owned by each stockholder. All such equity interests have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     4.13 Investment Company Act. Neither the Borrowers nor any of their Subsidiaries are subject to regulation under the Investment Company Act of 1940, as amended.

     4.14 Compliance. The Borrowers have all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow them to own and operate their business without any violation of law or the rights of others except to the extent that any such violation would not have a material adverse effect on the business, financial condition or operation of the Borrowers and their Subsidiaries taken as a whole; and the Borrowers and each Subsidiary are duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, Environmental Laws as provided in Section 4.16), except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a material adverse effect on the business, financial condition or operation of the Borrowers and their Subsidiaries taken as a whole. The Borrowers and each Subsidiary have performed all obligations required to be performed by them under, and are not in default under or in violation of, their Articles or Certificate of Incorporation, By-Laws or operating agreement or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which any of them is a party or by which any of them or any of their properties are bound, except for violations none of which, either individually or in the aggregate, would have any material adverse effect on the business, condition (financial or otherwise) or assets of the Borrowers and their Subsidiaries taken as a whole.

     4.15 ERISA. The Borrowers and each of their Affiliates are in compliance in all material respects with ERISA and the provisions of the Code applicable to the Plans; neither the Borrowers nor any of their Affiliates have engaged in a Prohibited Transaction which would subject the Borrowers, any of their Affiliates or any Plan to a material tax or penalty imposed on a Prohibited Transaction; no Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; neither the Borrowers nor any of their Affiliates maintain or contribute to, or have maintained or contributed to in the past five years, any Plan that is subject to Title IV of ERISA or Section 4.12 of the Code; and neither the Borrowers nor any of their

          Affiliates have terminated any Plan in a manner which could result in the imposition of a lien on the property of the Borrowers or any of their Affiliates. None of the Borrowers or their Affiliates have contributed, or been obligated to contribute, to any Multiemployer Pension Plan on or after September 26, 1980.

     4.16 Environmental Matters.
          ---------------------

          (a) The Borrowers and each of their Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries, taken as a whole. The Borrowers and each of their Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries, taken as a whole.

          (b) No written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrowers' knowledge, threatened by any governmental or other entity (i) with respect to any alleged failure by the Borrowers or any of their Subsidiaries to comply with any Environmental Laws or to have any permit, license or authorization required by any Environmental Law in connection with the conduct of its business, or (ii) regarding the presence of any Hazardous Material at, on or under any property now or previously owned, leased or used by the Borrowers or any of their Subsidiaries or, to the best of the Borrowers' knowledge, any other location to which Hazardous Materials from such property had been transported or at which they have been disposed of.

          (c) To the best of the Borrowers' knowledge no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrowers or any of their Subsidiaries and no property now or previously owned, leased or used by the Borrowers or any of their Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

          (d) There are no liens or Encumbrances arising under or pursuant to any Environmental Law on any of the real property or properties owned, leased or used by the Borrowers or any of their Subsidiaries and no governmental actions have been taken or, to the best of the Borrowers' knowledge, are in process which could subject any of such properties to such liens or Encumbrances.

          (e) Neither the Borrowers nor any of their Subsidiaries nor, to the best knowledge of the Borrowers, any previous owner, tenant, occupant or user of any property owned, leased or used by the Borrowers or any of their Subsidiaries have (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with all Environmental Laws; nor to the best knowledge of the Borrowers have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Borrowers, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with all Environmental Laws.

     4.17 Restrictions on the Borrowers. The Borrowers are not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, materially and adversely affect the business, property, assets, operations or conditions, financial or otherwise, of the Borrowers or any of their Subsidiaries.

     4.18 Labor Relations. There is (i) no unfair labor practice complaint pending against the Borrowers or any of their Subsidiaries or, to the best knowledge of the Borrowers, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrowers or any of their Subsidiaries or, to the best knowledge of the Borrowers, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their Subsidiaries, taken as a whole,
          (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrowers or any of their Subsidiaries or, to the best knowledge of the Borrowers, threatened against the Borrowers or any of their Subsidiaries, except for any such labor action as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrowers and their Subsidiaries, taken as a whole and (iii) to the best knowledge of the Borrowers, no union representation question existing with respect to the employees of the Borrowers or any of their Subsidiaries and, to the best knowledge of the Borrowers, no union organizing activities are taking place, except for any such question or activities as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations the Borrowers and their Subsidiaries, taken as a whole.

     4.19 Margin Rules. The Borrowers do not own or have any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any "margin security" or "margin stock" as such terms are used in Regulations G, U or X of the Board of Governor's of the Federal Reserve System.

     4.20 Disclosure. No representation or warranty made by the Borrowers in any Loan Document and no document or information furnished to the Lenders by or on behalf of or at the request of the Borrowers in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

     4.21 Year 2000 Compliance.
          --------------------

          (a) The Borrowers and their Subsidiaries have (i) undertaken a detailed inventory, review and assessment of all areas within their business and operations that could be adversely affected by the failure of the Borrowers or their Subsidiaries to be Year 2000 Compliant on a timely basis, (ii) developed a detailed plan and timetable for becoming Year 2000 Compliant on a timely basis, and (iii) are implementing that plan in accordance with that timetable in all material respects.

          (b) The Borrowers and their Subsidiaries have developed a plan and timetable for making written inquiry of their key suppliers and vendors as to whether such persons will be Year 2000 Compliant in all material respects and are implementing that plan in accordance with that timetable in all material respects. For purposes hereof, "key suppliers and vendors" refers to those suppliers and vendors of the Borrowers and their Subsidiaries whose business failure or significant disruption would, with reasonable probability, result in a material adverse change in the business, properties or financial condition of the Borrowers and their Subsidiaries taken as a whole.


                                       V.

                              AFFIRMATIVE COVENANTS
                              ---------------------

     The Borrowers covenant that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lenders or the Issuing Bank have any obligation to lend or to issue any Letter of Credit hereunder:

     5.1  Financial Statements. The Borrowers shall furnish to the Lenders:
          --------------------

          (a) as soon as available to the Borrowers, but in any event within 90 days after the end of each fiscal year (except, in the case of the statements required by clause (iii) below for the fiscal year ended September 30, 1998, on or before January 31, 1999), (i) the consolidated balance sheet of GNA as of the end of, and related consolidated statements of income, retained earnings and cash flows of GNA for, such year, prepared in accordance with GAAP and audited by the Borrowers' Accountants, together with consolidating balance sheets and statements of income, retained earnings and cash flows of GNA and its Subsidiaries for such year, certified by the chief financial officer of GNA; (ii) Holding's consolidated balance sheet as of the end of, and related consolidated statements of income, retained earnings and cash flow for, such year, prepared in accordance with GAAP and audited by the Borrowers' Accountants; (iii) a combined balance sheet of NAC and NAS as of the end of, and the related combined statements of income, retained earnings and cash flows of NAC and NAS for, such year, prepared in accordance with GAAP and audited by the Borrowers' Accountants; and (iv) concurrently with such financial statements, a copy of the Borrowers' Accountants management report and a written statement by the Borrowers' Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

          (b) as soon as available to the Borrowers, but in any event within 30 days after the end of each month, a consolidated balance sheet of GNA as of the end of, and related consolidated statements of income, retained earnings and cash flow of GNA for, the month then ended and the portion of the year then ended, prepared in accordance with GAAP and certified by the chief financial officer of GNA, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

          (c) as soon as available, but in any event within 5 Business Days after the end of each week, a

               Borrowing Base Report, together with such other information regarding Inventory and Accounts Receivable as the Administrative Agent may require;

          (d) at least 60 days prior to the first day of each fiscal year, GNA's projections and budget for such fiscal year, prepared on a monthly basis and including consolidated and consolidating balance sheets and statements of income, retained earnings and cash flows;

          (e) concurrently with the delivery of each annual and quarterly financial statement pursuant to subsections (a) and (b) of this
               Section 5.1, a report in substantially the form of Exhibit D hereto signed on behalf of the Borrowers by NAC's chief financial officer;

          (f) promptly after the receipt thereof by the Borrowers, copies of any reports (including any so-called management letters) submitted to GNA or the Borrowers by independent public accountants in connection with any annual audit or interim review of the accounts of the Borrowers made by such accountants;

          (g) promptly after the same are delivered to its stockholders or the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as GNA or the Borrowers shall send to their stockholders or the holders of the Senior Debt or the Hydro Debt or as GNA or the Borrowers may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over GNA, the Borrowers or their Subsidiaries;

          (h) within 25 days after the end of each month through April 30, 1999 and within 15 days after the end of each month thereafter, information adequate to identify Inventory and Accounts Receivable in form and substance reasonably satisfactory to the Administrative Agent, and if requested by the Administrative Agent, accompanied by pledges or designations of Inventory and agings or assignments of Accounts Receivable in form and substance reasonably satisfactory to the Administrative Agent, which assignments shall give the Administrative Agent full power to collect, compromise or otherwise deal with the assigned

               Accounts Receivable as the sole owner thereof, subject to the terms of the Security Documents;

          (i) within 30 days after the end of each month, and at any other time as the Administrative Agent shall reasonably request, information in form reasonably satisfactory to the Administrative Agent concerning all transactions during the month (or during such other period as the Administrative Agent shall specify) in commodity, currency and other futures contracts or options and in forward purchases and sales of raw materials, finished goods and Inventory; and

          (j) from time to time, such other financial data and information about GNA, the Borrowers or their Subsidiaries as the Administrative Agent or the Lenders may reasonably request.

     5.2  Conduct of Business. The Borrowers shall:
          -------------------

          (a) duly observe and comply in all material respects with all applicable laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities relative to their corporate existence, rights and franchises, to the conduct of their business and to their property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect and comply with all licenses and permits necessary in any material respect to the proper conduct of their business;

          (b) maintain their corporate existence and remain or engage substantially in the same business as that in which they are now engaged and in no business which is not reasonably related or ancillary thereto (as determined in good faith by GNA's Board of Directors).

     5.3  Maintenance and Insurance.
          -------------------------

          (a) The Borrowers shall maintain their properties (including all Collateral) in good repair, working order and condition as required for the normal conduct of their business.

          (b) The Borrowers shall at all times maintain liability and casualty insurance on their properties (including all Collateral) with financially sound and reputable insurers in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of the Borrowers in the exercise of their reasonable business judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties and as shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be named as loss payee, additional insured and/or mortgagee under such insurance as the Administrative Agent shall require from time to time, and the Borrowers shall provide to the Administrative Agent lender's loss payable endorsements in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Administrative Agent shall be given thirty (30) days advance notice of any cancellation of insurance. In the event of failure to provide and maintain insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and charge the amount thereof to the Borrowers as a Revolving Credit Loan. The Borrowers shall furnish to the Administrative Agent certificates or other evidence satisfactory to the Administrative Agent of compliance with the foregoing insurance provisions. The Administrative Agent shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of law suits, and the Borrowers hereby expressly assume full responsibility therefor and liability, if any, thereunder.

     5.4 Taxes. The Borrowers shall pay or cause to be paid all taxes, assessments or governmental charges on or against them or any of their Subsidiaries or their properties on or prior to the time when they become delinquent, except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance (other than a Permitted Encumbrance) shall have been filed to secure such tax, assessment or charge.

     5.5 Inspection. The Borrowers shall permit the Administrative Agent, any Lender and their designees, at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of GNA and the Borrowers, (ii) examine and make copies of and take abstracts from the books and records of GNA and the Borrowers, and (iii) discuss the affairs, finances and accounts of GNA and the Borrowers with their appropriate officers, employees and accountants, all at the expense of the Borrowers. Without limiting the generality of the foregoing, the Borrowers will permit periodic reviews (as determined by the Administrative Agent) of the books and records of the Borrowers and their Subsidiaries to be carried out by the Administrative Agent's commercial finance examiners. The Borrowers shall also permit the Administrative Agent to arrange for verification of Accounts Receivable, under reasonable procedures established by the Administrative Agent after consultation with NAC, directly with any account debtors or by other methods.

     5.6 Maintenance of Books and Records. The Borrowers and each of their Subsidiaries shall keep adequate books and records of account in which true and complete entries will be made reflecting all of their business and financial transactions in accordance with GAAP and applicable law. The Borrowers shall at all times keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and of Eligible Inventory, the Borrowers' cost therefor in accordance with the Borrowers' current procedures as heretofore described by the Borrowers to the Lenders, and withdrawals therefrom and additions thereto, all of which records shall be updated at least monthly (or more frequently if reasonably requested by the Administrative Agent or, after Default, by any Lender) and shall be available during the Borrowers' usual business hours at the request of any of the Administrative Agent's officers, employees or agents.

     5.7  Use of Proceeds.
          ---------------

          (a) The Borrowers will use the proceeds of Loans solely to refinance existing Indebtedness of the Borrowers, for the working capital needs of the Borrowers, including payment of the costs and expenses of the transactions contemplated hereby, for permitted Capital Expenditures and for ongoing general corporate purposes.

          (b) No portion of any Loan shall be used for the "purpose of purchasing or carrying" any "margin stock" or "margin security" as such terms are used in Regulations G, U and X of the Board of

               Governors of the Federal Reserve System, or otherwise in violation of such regulations.

     5.8 Further Assurances. At any time and from time to time the Borrowers shall execute and deliver such further documents and take such further action as may reasonably be requested by the Administrative Agent to effect the purposes of the Loan Documents.

     5.9 Notification Requirements. The Borrowers shall furnish to the Administrative Agent and the Lenders:

          (a) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

          (b) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrowers or any of their Subsidiaries of which they have notice, in which the amount of damages claimed (excluding punitive damages) exceeds $5,000,000 or the outcome of which would or could reasonably be expected to have a materially adverse effect on the assets, business or prospects of any Borrower alone or the Borrowers and their Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

          (c) promptly after any occurrence or after becoming aware of any condition affecting the Borrowers which constitutes or could reasonably expected to constitute a material adverse change in or which has or could reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of any Borrower alone or of the Borrowers, taken as a whole, written notice thereof.

     5.10 ERISA Reports. With respect to any Plan, the Borrowers shall, or shall cause their Affiliates to, furnish to the Administrative Agent and the Lenders promptly (i) written notice of the occurrence of a "reportable event" (as defined in Section 4043 of ERISA), excluding any such event notice of which has been waived by regulation, (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and
          Section 302 of ERISA, (iii) a copy of any notice of intent to terminate any Pension Plan, (iv) notice that the Borrowers or any Affiliate will or may incur any liability to or on account of a Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA, (v) a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor; (vi) notice of any complete or partial withdrawal from any Multiemployer Pension Plan, (vii) a copy of any notice with respect to a Multiemployer Pension Plan that such plan is terminated or is "insolvent" (as defined in Section 4245 of ERISA), or in "reorganization" (as defined in Section 4241 of ERISA, and a (viii) a copy of any assessment of withdrawal liability (or preliminary estimate thereof following a complete or partial withdrawal by a Borrower or Affiliate) with respect to a Multiemployer Pension Plan. Any notice to be provided to the Administrative Agent and the Lenders under this Section shall include a certificate of the chief financial officer of the Borrower in question setting forth details as to such occurrence and the action, if any, which such Borrower or the Affiliate are required or propose to take, together with any notices required or proposed to be filed with or by the Borrowers, any Affiliate, the PBGC, the IRS, the trustee or the plan administrator with respect thereto. Promptly after the adoption of any Pension Plan, the Borrowers shall notify the Administrative Agent and the Lenders of such adoption.

     5.11 Loss or Depreciation of Collateral. The Borrowers shall notify the Administrative Agent and the Lenders promptly of the occurrence at any time of the following events if, individually or in the aggregate, the amount involved in connection with such events exceeds $3,000,000: (i) loss or depreciation in value of Inventory resulting from events other than changes in the market price for such Inventory and the amount of the loss or depreciation; (ii) rejection or return of any goods giving rise to an Eligible Account to the extent such rejection or return is not in the ordinary course of business; (iii) repossession, loss of or damage to any goods giving rise to any Eligible Account; (iv) any request by an account debtor for credit, adjustment, set off or counterclaim of or with respect to an Eligible Account; (v) any adjustment by the Borrowers of the amount owing on an Eligible Account; (vi) any merchandise or other dispute related to Inventory;
          (vii) any material delay in the Borrowers' performance of any of their obligations to any customer if the Borrowers have an Eligible Account with such customer; (viii) any other material event affecting Inventory or Eligible Accounts or the value or amount thereof, including without limitation any event which would result in an Eligible Account or Eligible Inventory no longer qualifying as an Eligible Account or Eligible Inventory. In the event of any loss or depreciation in the per unit value of Inventory resulting from events other than changes in the market price for such Inventory and the amount of such loss or depreciation exceeds 5% of the per unit value reflected on the most recent Borrowing Base Report delivered to the Administrative Agent, the Borrowers shall immediately notify the Administrative Agent and the Lenders of such loss or depreciation and the amount of Inventory affected thereby.

     5.12 Environmental Compliance.
          ------------------------

          (a) The Borrowers and their Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrowers and their Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrowers' or any Subsidiary's business, properties and assets.

          (b) If the Borrowers or any Subsidiary shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrowers or any Subsidiary, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrowers or any Subsidiary alleging a material violation of any Environmental Law or requiring the Borrowers or any Subsidiary to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrowers or any Subsidiary may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, or (iv) become aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrowers or any of their Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, the Borrowers shall, within 10 days thereof, notify the Administrative Agent and the Lenders thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto.

     5.13 Year 2000 Compliance. The Borrowers and their Subsidiaries shall be Year 2000 Compliant on or before June 30, 1999 and at all times thereafter, and shall so certify to the Administrative Agent in writing on or before June 30, 1999.

     5.14 Tolling Agreements; Commingling.
          -------------------------------

     (a) The Borrowers shall not permit the Glencore Tolling Agreement to be amended or terminated prior to its expiration date or the Hydro Toll Conversion Agreement to expire or to be amended or terminated prior to its expiration date, in each case without the prior written consent of the Majority Lenders (which consent shall not be unreasonably withheld or delayed).

     (b) No Borrower shall enter into any other Tolling Agreement unless such Borrower shall have given the Administrative Agent and the Lenders ten (10) Business Days prior notice of its intention to do so. The Borrowers shall furnish such information with respect to any Tolling Agreement as the Administrative Agent or any Lender shall reasonably request.

     (c) The Borrowers shall take all steps necessary to preserve, protect and identify all Inventory and shall not permit any Inventory to be commingled with any goods to be processed under any Tolling Agreement unless the Administrative Agent is reasonably satisfied with the Borrowers' program and systems for preserving, protecting and identifying the Inventory.


                                       VI.

                               FINANCIAL COVENANTS
                               -------------------

     The Borrowers covenant that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lenders or the Issuing Bank have any obligation to make any Loan or issue any Letter of Credit hereunder:

     6.1 Net Worth. The Borrowers shall at all times during each fiscal year maintain a Consolidated Net Worth of not less than the greater of (i) $50,000,000 and (ii) an amount equal to (x) the amount of Consolidated Net Worth required to be maintained for the preceding fiscal year plus
          (y) fifty percent (50%) of Consolidated Net Income for the preceding fiscal year (for purposes of this clause (y), only positive

          Consolidated Net Income shall be included and any net losses shall be disregarded).

     6.2 Minimum Excess Availability. The Borrowers shall not at any time permit Total Outstandings to exceed the lesser of (i) the Borrowing Base minus $15,000,000 and (ii) the Total Commitment.

     6.3 Capital Expenditures. The Borrowers shall not make (a) Capital Expenditures in connection with the Facilities Investment Program in excess of $75,000,000 in the aggregate, and (b) Capital Expenditures unrelated to the Facilities Investment Program during any fiscal year of the Borrowers in excess of the sum of (i) $20,000,000, plus (ii) 100% of the unused portion from the immediately preceding fiscal year of the amount permitted by clause (b)(i) of this sentence.


                                      VII.

                               NEGATIVE COVENANTS

     The Borrowers covenant that so long as any Loan, Letter of Credit or other Obligation remains outstanding or the Lenders or the Issuing Bank have any obligation to make any Loan or to issue any Letter of Credit hereunder:

     7.1 Indebtedness. The Borrowers shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

          (a)  Obligations;

          (b) Indebtedness existing as of the date of this Agreement and disclosed on Exhibit C hereto and renewals and refinancings thereof, but not any increase in the principal amounts thereof;

          (c) Indebtedness for Capital Expenditures incurred in the ordinary course of business and renewals and refinancings thereof, provided that such Indebtedness (i) is subordinated to Obligations on terms no less favorable to the Agents, the Lenders and the Issuing Bank than those applicable to the Hydro Debt and otherwise reasonably satisfactory to the Administrative Agent and
               (ii) does not exceed $15,000,000 in the aggregate at any time outstanding;

          (d)  Guarantees permitted under Section 7.2 hereof;

          (e) Indebtedness in respect of Eligible Interest Rate Contracts and Eligible Commodity Contracts;

          (f) Indebtedness in respect of the Borrowers' corporate VISA accommodations described on Exhibit C attached hereto;

          (g) Indebtedness of a Borrower to any other Borrower or to GNA, provided that any such Indebtedness to GNA is subordinated to Obligations on terms reasonably satisfactory to the Agent; and

          (h) other Indebtedness of the Borrowers incurred in the ordinary course of business, provided that such other Indebtedness does not exceed $2,000,000 in the aggregate at any time outstanding.

     7.2 Contingent Liabilities. The Borrowers shall not create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) the Permitted Guarantees, (ii) other Guarantees existing on the date of this Agreement and disclosed on Exhibit C hereto, (iii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (iv) guarantees of the Indebtedness described in Section 7.1(c) and (e), provided that such Guarantees are no less favorable to the Borrowers than the Permitted Guarantee of the Hydro Debt and are otherwise reasonably satisfactory to the Administrative Agent.

     7.3 Encumbrances. The Borrowers shall not create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor upon or with respect to any of their property or assets ("Encumbrances"), or assign or otherwise convey any right to receive income, including the sale or discount of Accounts Receivable with or without recourse, except the following ("Permitted Encumbrances"):

          (a) Encumbrances in favor of the Administrative Agent, the Issuing Bank or any of the Lenders to secure Obligations;

          (b) Encumbrances existing as of the date of this Agreement and disclosed in Exhibit C hereto;

          (c) Encumbrances securing Indebtedness for Capital Expenditures to the extent such Indebtedness is permitted by Section 7.1(c), provided that no such Encumbrance attaches to any Collateral;

          (d) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

          (e) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', warehouseman's, laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrowers' or a Subsidiary's business in the ordinary course and that do not in the aggregate materially detract from the value of their property or materially impair the use thereof in the operation of their business;

          (f) judgment liens securing judgments that (i) are not fully covered by insurance, and (ii) shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

          (g) rights of lessors under capital leases to the extent such capital leases are permitted hereunder;

          (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrowers' business;

          (i) Encumbrances securing the Permitted Guarantees as set forth in the Senior Debt Security Documents and the Hydro Debt Documents, provided that no such Encumbrance attaches to any Collateral; and

          (j) liens constituting a renewal, extension or replacement of any Permitted Encumbrance.

     7.4  Merger; Consolidation; Sale or Lease of Assets. No Borrower shall:
          ----------------------------------------------

          (a) liquidate, merge or consolidate into or with any other Person or entity, except that GAC and Holding may merge or consolidate with each other, provided that if Holding is the survivor of such merger or consolidation, Holding shall have become a party to this Agreement as an additional Borrower hereunder and shall assume all of GAC's Obligations; or

          (b) sell, lease or otherwise dispose of, in a single transaction or series of related transactions, any material portion of the assets or property of any Borrower, other than sales of Inventory, the disposition of scrap, waste and obsolete or unusable items and sales or trade-ins of used or obsolete equipment, consistent with past practice.

     7.5 Speculative Commodity Transactions. No Borrower shall, at any time, engage in speculative transactions with respect to commodities.

     7.6  Restricted Payments.
          -------------------

          (a) The Borrowers shall not pay, make, declare or authorize any Restricted Payment other than:

          (i) compensation paid and advances made to employees, officers and directors in the ordinary course of business and consistent with prudent business practices;

          (ii) dividends payable solely in capital stock;

          (iii) cash payments or dividends to the extent required to finance regularly scheduled payments (but not any mandatory or optional prepayments) of principal of and interest on the Senior Debt and the Hydro Debt in the amounts and at the times set forth in the Senior Debt Indenture and the Hydro Debt Documents, provided that both immediately before and immediately after giving effect to any such payment no Default shall have occurred and be continuing;

          (iv) cash dividends to finance the redemption of or, after a merger of Holding and GAC, payments to redeem the Holding Preferred Stock, provided that (x) the aggregate amount of all such dividends or redemption payments shall not exceed the redemption price for the Holding Preferred Stock specified in Holding's certificate of incorporation (as in effect on the date hereof, without giving effect to any amendments, modifications or supplements thereto) plus any accrued and unpaid dividends on such Holding Preferred Stock, (y) both immediately before and immediately after giving effect to any such dividend or redemption payments and any such redemption of the Holding Preferred Stock no Default shall have occurred and be continuing, and (z) at least ten (10) days before the making of any such redemption payment or the declaration of any such dividend, the Borrowers shall have delivered to the Administrative Agent a certificate of the chief financial officer of NAC demonstrating on a pro forma basis compliance with the provisions of Sections 6.1 and 6.2 after the payment of such dividend.

          (b) Notwithstanding anything to the contrary contained in Section 7.6(a), (i) from time to time during or following the end of any fiscal quarter during which a Borrower was an S Corporation, such Borrower may distribute to its stockholders in cash an amount not in excess of the Sub S Distribution Amount for the portion of the fiscal year through the end of such fiscal quarter, minus the aggregate amount of any such distributions theretofore made in respect such fiscal year, and (ii) if subsequent to any year during which a Borrower was an S Corporation any taxing authority or court of competent jurisdiction shall finally determine that additional taxes are payable by such Borrower's stockholders in respect of the income of such Borrower during such year, such Borrower may distribute to such stockholders in cash an additional amount sufficient to pay such unpaid taxes and any interest and penalties thereon; provided, however, that in no event shall the amount so distributed in respect of any year exceed the actual amount of Federal and state income taxes (and any interest and penalties thereon) for such year attributable to the ownership of such Borrower's common stock. The amount of any distribution under this Section 7.6(b) shall be verified by the chief financial officer of GAC in the certificate required under
               Section 5.1(e) and in the written statement required of the Borrowers' Accountants under Section 5.1(a).

     7.7 Investments; Purchases of Assets. The Borrowers shall not make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

          (a)  Investments existing on the date hereof as set forth on Exhibit
               C;

          (b)  Qualified Investments;

          (c)  Capital Expenditures;

          (d)  purchases of Inventory in the ordinary course of business;

          (e) normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

          (f) Eligible Commodity Contracts and Eligible Interest Rate Contracts; and

          (g) Investments permitted by Section 4.09(a) of the Senior Debt Indenture, provided that both immediately before and immediately after giving effect to the making of any such Investment, no Default shall have occurred and be continuing.

     7.8 ERISA Compliance. Neither the Borrowers nor any of their Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries taken as a whole, (ii) incur any "accumulated funding deficiency" (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived which would have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries taken as a whole, (iii) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA or to make any other contribution required under the terms of any Pension Plan or any collective bargaining agreement with respect to a Multiemployer Plan which would have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries taken as a whole,
          (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrowers or any of their Subsidiaries; or (v) withdraw (in a complete or partial withdrawal within the meaning of Section 4203 or Section 4205 of ERISA, respectively) from a Multiemployer Pension Plan if such withdrawal would have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries taken as a whole. Each Plan shall comply in all material respects with ERISA, except to the extent failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrowers and their Subsidiaries taken as a whole.

     7.9 Transactions with Affiliates. The Borrowers will not, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrowers than those which might be obtained at the time in a comparable arm's-length transaction with any Person who is not an Affiliate and (ii) employment contracts with senior management of the Borrowers entered into in the ordinary course of business and consistent with prudent business practices. Notwithstanding the foregoing, the Borrowers will not, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.

     7.10 Fiscal Year. The Borrowers shall not change their fiscal years without the prior written consent of the Administrative Agent.


                                      VIII.

                                    DEFAULTS
                                    --------

     8.1 Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

          (a) the Borrowers shall fail to pay any principal of any Loan, any Reimbursement Obligation or any interest, Fees or other amounts owing under any Loan Document or in respect of any Obligation when the same shall become due and payable, whether at maturity, at any accelerated date of maturity or at any other date fixed for payment;

          (b) the Borrowers shall fail to perform or comply with any term, covenant or agreement applicable to them contained in Sections
               5.1 (except subsection (g) thereof), 5.2(b), 5.3(b), 5.5, 5.7,
               5.9(a), 5.11, 5.14(a), 6 and 7 of this Agreement and Section 3.7 of the Security Agreement; or

          (c) the Borrowers shall fail to perform any term, covenant or agreement (other than as specified in subsections 8.1(a) or (b) hereof) applicable to them contained in Sections 5.1(g), 5.2(a), 5.6, 5.8, 5.9(b), 5.9(c), 5.12(a), 5.12(b), 5.14(b) and 5.14(c) of this Agreement and Sections 3.1, 3.8, 3.9 and 4 of the Security Agreement and such Default shall continue for 10 days; or

          (d) the Borrowers shall fail to perform any term, covenant or agreement (other than as specified in subsections 8.1(a), (b), or (c) hereof) applicable to them contained in this Agreement or any other Loan Document and such Default shall continue for 30 days; or

          (e) any representation or warranty of the Borrowers made in this Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made and such breach shall be material to the Borrowers taken as a whole; or

          (f) the Borrowers shall (i) fail to pay when due (after any applicable period of grace) any amount payable under the Glencore Tolling Agreement, the Hydro Tolling Agreement, the Senior Debt, the Hydro Debt or any other Indebtedness (including undrawn, committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,000,000 in principal amount or under any agreement for the use of real or personal property requiring aggregate payments in excess of $2,000,000 in any twelve month period, or
               (ii) fail to observe or perform (after any applicable notice or period of grace) any term or covenant of the Glencore Tolling Agreement or the Hydro Tolling Agreement or any term, covenant or agreement evidencing or securing the Senior Debt, the Hydro Debt, the Permitted Guarantees or such other Indebtedness or relating to such agreement for the use of real or personal property and the effect of such failure to observe or perform permits the termination of the Glencore Tolling Agreement or the Hydro Tolling Agreement, permits the acceleration of the Senior Debt or the Hydro Debt or, if uncured or unwaived for more than thirty days, permits the acceleration of such other Indebtedness or the termination of the Borrowers' right to use such real or personal property; or

          (g) any of the Borrowers or GNA shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or
               (viii) take any corporate action for the purpose of effecting any of the foregoing; or

          (h) a proceeding or case shall be commenced against any of the Borrowers or GNA, without the application or consent of such Borrower or GNA, as the case may be, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 45 days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code, against such Borrower or GNA, as the case may be; or action under the laws of the jurisdiction of incorporation or organization of any Borrower or GNA similar to any of the foregoing shall be taken with respect to any Borrower or GNA, as the case may be, and shall continue unstayed and in effect for a period of 45 days; or

          (i) a judgment or order for the payment of money shall be entered against the Borrowers by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrowers that in the aggregate exceeds $2,000,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $2,000,000 in the aggregate, and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days; or

          (j) the Borrowers or any Affiliate shall fail to pay when due any amount in excess of $2,000,000 that they shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, the Borrowers or the Affiliate, as the case may be, have established and are maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

          (k) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrowers, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

          (l) Brett E. Wilcox is no longer the sole beneficial owner (as to both voting and dispositive power) of at least 35% of the outstanding Voting Stock of GNA, or Brett E. Wilcox no longer has the sole right (not subject to revocation, termination or expiration) to elect a majority of the Board of Directors of GNA, or any other Person is the beneficial owner (as to either voting or dispositive power) of 35% or more of the Voting Stock of GNA, or a majority of the members of the Board of Directors of GNA are not Continuing Directors; or

          (m) GNA shall fail to own of record and beneficially, free and clear of any and all Encumbrances (except Encumbrances securing the Senior Debt and the Hydro Debt), a majority of the issued and outstanding Voting Stock of NAC, NAS, NAT, Holding (except for the Holding Preferred Stock) and, following a merger between Holding and GAC, the survivor of such merger, and to have the unfettered ability at all times to approve any matter to be voted upon by the stockholders of the Borrowers and Holding, subject only to a voting agreement pertaining only to the election of Directors of GAC and enabling Holding at all times to designate a majority of the Board of Directors of GAC; or

          (n) Brett E. Wilcox shall fail at any time to be the duly elected and acting chief executive officer of the Borrowers or there shall be imposed any material restriction on his right to exercise the powers and authority of such office and to manage the business of the Borrowers.

     8.2 Remedies. Upon the occurrence of an Event of Default described in subsections 8.1(g) and (h), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Administrative Agent or the Majority Lenders and upon the Administrative Agent's declaration:

          (a) the obligation of the Lenders to make any further Loans and of the Issuing Bank to issue any Letters of Credit hereunder and all Commitments shall terminate;

          (b) the unpaid principal amount of the Loans together with accrued interest, all Reimbursement Obligations and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

          (c) the Administrative Agent, the Issuing Bank and the Lenders may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Administrative Agent, the Issuing Bank and the Lenders in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be an addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Administrative Agent exercises remedies under the Security Documents with respect to Collateral, the Administrative Agent may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Administrative Agent shall select in its sole discretion, and the Borrowers consent to the foregoing and waive all rights of marshalling with respect to all Collateral.


                                       IX.

                          ASSIGNMENT AND PARTICIPATION
                          ----------------------------

     9.1  Assignment.
          ----------

          (a) Each Lender shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to any Loans and Letter of Credit Participations in an amount equal to or greater than $5,000,000 to other Lenders or to banks or financial institutions reasonably acceptable to the Administrative Agent (each an "Assignee"), provided that any Lender which proposes to assign less than its total Commitment must retain a Commitment of at least $5,000,000, and provided, further, that if no Default or Event of Default shall have occurred and be continuing, each Assignee which is not a Lender or an Affiliate of a Lender (in each case with a domestic lending office for the purpose of making Loans) or a Federal Reserve Bank shall be subject to prior approval by the Borrowers (such approval not to be unreasonably withheld or delayed). Each Assignee shall execute and deliver to the Administrative Agent and the Borrowers a counterpart joinder substantially in the form of Exhibit F hereto and shall pay to the Administrative Agent, solely for the account of the Administrative Agent, an assignment fee of $3,500. Upon the execution and delivery of such counterpart joinder, (a) such Assignee shall, on the date and to the extent provided in such counterpart joinder, become a "Lender" party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents and shall have all rights and obligations of a "Lender" with a Commitment as set forth in such counterpart joinder, and the transferor Lender shall, on the date and to the extent provided in such counterpart joinder, be released from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such transferor shall cease to be a party hereto but shall continue to be entitled to the benefits of
               Section 11.3 and to any Fees accrued for its account hereunder and not yet paid); (b) the assigning Lender, if it holds any Notes, shall promptly surrender such Notes to the Administrative Agent for cancellation and delivery to the Borrowers, provided that if the assigning Lender has retained any Commitment, the Borrowers shall, on the request of the Administrative Agent, execute and deliver to the Administrative Agent for delivery to such assigning Lender new Notes in the amount of the assigning Lender's retained Commitment; (c) the Borrowers shall issue to such Assignee Notes in the amount of such Assignee's Commitments dated the Closing Date or such other date as may be specified by such Assignee and otherwise completed in substantially the form of Exhibit A hereto; (d) this Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lenders hereunder; and (e) the Borrowers shall take such action as the Administrative Agent may reasonably request to perfect any security interests or mortgages in favor of the Lenders, including any Assignee which becomes a party to this Agreement.

          (b) If the Assignee, or any Participant pursuant to Section 9.2 hereof, is organized under the laws of a jurisdiction other than the United States or any state thereof, such Assignee shall execute and deliver to the Borrowers, simultaneously with or prior to such Assignee's execution and delivery of the counterpart joinder described above in Section 9.1(a), and such Participant shall execute and deliver to the Lender granting the participation, a United States Internal Revenue Service Form 4224 or Form 1001 (or any successor form), appropriately completed, wherein such Assignee or Participant claims entitlement to complete exemption from United States Federal Withholding Tax on all interest payments hereunder and all Fees and other charges payable pursuant to any of the Loan Documents. The Borrowers shall not be required to pay any increased amount to any Assignee or other Lender on account of taxes to the extent such taxes would not have been payable if the Assignee or Participant had furnished one of the Forms referenced in this Section 9.1(b) unless the failure to furnish such a Form results from (i) a condition or event affecting the Borrowers or an act or failure to act of the Borrowers or (ii) the adoption of or change in any law, rule, regulation or guideline affecting such Assignee or Participant occurring (x) after the date on which any such Assignee executes and delivers the counterpart joinder, or (y) after the date such Assignee shall otherwise comply with the provisions of Section 9.1(a), or (z) after the date a Participant is granted a participation.

     9.2 Participations. Each Lender shall have the right to grant participations to one or more banks or other financial institutions in all or any part of any Loans and Letter of Credit Participations owing to such Lender and the Notes held by such Lender. Each Lender shall retain the sole right to approve, without the consent of any participant, any amendment, modification or waiver of any provision of the Loan Documents, provided that the documents evidencing any such participation may provide that, except with the consent of such participant, such Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or Commitment Fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or Commitment Fee with respect to the portion of any Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of such Lender hereunder, or (d) except as otherwise permitted hereunder, the release of any Collateral. Notwithstanding the foregoing, no participation shall operate to increase the Total Commitment hereunder or otherwise alter the substantive terms of this Agreement. In the event of any such sale by a Lender of participating interests to a participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Notes for all purposes under this Agreement and the Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.


                                       X.

                                   THE AGENTS
                                   ----------

     10.1 Appointment of Agents; Powers and Immunities.
          --------------------------------------------

          (a) Each Lender and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents and to execute the Loan Documents (other than this Agreement) and all other instruments relating thereto. Each Lender and the Issuing Bank irrevocably authorizes the Administrative Agent to take such action on behalf of each of the Lenders and the Issuing Bank and to exercise all such powers as are expressly delegated to the Administrative Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duties or responsibilities or any fiduciary relationship with any Lender or the Issuing Bank except those expressly set forth in this Agreement.

          (b) Each Lender and the Issuing Bank hereby irrevocably appoints the Documentation Agent as documentation agent hereunder and under the other Loan Documents and authorizes the Documentation Agent to take such action on behalf of each of the Lenders and the Issuing Bank and to exercise all such powers on their behalf as are expressly delegated to the Documentation Agent by the Administrative Agent, together with such other powers as are reasonably incidental thereto. The Documentation Agent shall not have any duties or responsibilities or any fiduciary relationship with any Lender or the Issuing Bank except those expressly set forth in this Agreement.

          (c) Neither the Agents nor any of their directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by any of them hereunder or in connection herewith, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, neither the Agents nor any of their Affiliates shall be responsible to the Lenders or the Issuing Bank for or have any duty to ascertain, inquire into or verify: (i) any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any other Person whether contained herein or otherwise; (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein; (iii) any failure by the Borrowers or any other Person to perform its obligations under any of the Loan Documents; (iv) the satisfaction of any conditions specified in Section 3 hereof, other than receipt of the documents, certificates and opinions specified in Section 3.1(a) hereof; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders and the Issuing Bank therein; or (vi) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Lenders and the Issuing Bank in the Collateral.

          (d) The Agents may employ agents, attorneys and other experts, shall not be responsible to any Lender or the Issuing Bank for the negligence or misconduct of any such agents, attorneys or experts selected by it with reasonable care and shall not be liable to any Lender or the Issuing Bank for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such agents, attorneys and other experts. Each of BKB and US Bank, in its separate capacity as a Lender, shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent, and each of BKB and US Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers as if it were not an Agent.

     10.2 Actions by Agents.
          -----------------

          (a) Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Lenders or the Majority Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. Without limiting the generality of the foregoing, as among the Agents and the Lenders (but not for the benefit of the Borrowers), if and when the Administrative Agent exercises remedies under the Security Documents with respect to Collateral, the Administrative Agent will follow the directions, if any, of the Majority Lenders in determining which items and types of Collateral to dispose of and in what order.

          (b) Whether or not an Event of Default shall have occurred, the Administrative Agent may from time to time exercise such rights of the Administrative Agent and the Lenders under the Loan Documents as it determines may be necessary or desirable to protect the Collateral and the interests of the Administrative Agent, the Issuing Bank and the Lenders therein and under the Loan Documents. In addition, the Administrative Agent may, without the consent of the Lenders, release Collateral valued by the Administrative Agent, in its reasonable discretion, of not more than $1,000,000 in any year.

          (c) Neither Agent nor any of its directors, officers, employees or agents shall incur any liability by acting in reliance on any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by any of them to be genuine or to be signed by the proper party or parties.

     10.3 Indemnification. Without limiting the obligations of the Borrowers hereunder or under any other Loan Document, the Lenders agree to indemnify the Agents and the Issuing Bank, ratably in accordance with their respective Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agents or the Issuing Bank in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they result from the gross negligence or willful misconduct of an Agent or the Issuing Bank, as the case may be.

     10.4 Reimbursement. Without limiting the provisions of Section 10.3, the Lenders, the Issuing Bank and the Agents hereby agree that the Administrative Agent shall not be obliged to make available to any Person any sum which the Administrative Agent is expecting to receive for the account of that Person until the Administrative Agent has determined that it has received that sum. The Administrative Agent may, however, disburse funds prior to determining that the sums which the Administrative Agent expects to receive have been finally and unconditionally paid to the Administrative Agent if the Administrative Agent wishes to do so. If and to the extent that the Administrative Agent does disburse funds and it later becomes apparent that the Administrative Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Administrative Agent made the funds available shall, on demand from the Administrative Agent refund to the Administrative Agent the sum paid to that Person. If the Administrative Agent in good faith reasonably concludes that the distribution of any amount received by it in such capacity hereunder or under the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

     10.5 Non-Reliance on Agents and Other Lenders. Each Lender represents that it has, independently and without reliance on the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decision in taking or not taking action under this Agreement or any other Loan Document. The Agents shall not be required to keep informed as to the performance or observance by the Borrowers of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or by any other Person of any other agreement or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning any Person which may come into the possession of any Agent or any of its affiliates. Each Lender shall have access to all documents relating to each Agent's performance of its duties hereunder at such Lender's request. Unless any Lender shall, promptly after obtaining knowledge thereof, object to any action taken by any Agent hereunder (other than actions to which the provisions of Section 11.7(b) are applicable and other than actions which constitute gross negligence or willful misconduct by any Agent), such Lender shall conclusively be presumed to have approved the same.

     10.6 Resignation or Removal of an Agent. An Agent may resign at any time by giving 30 days prior written notice thereof to the other Agent, the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to the Borrowers and shall be a financial institution having a combined capital and surplus in excess of $150,000,000. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be reasonably acceptable to the Borrowers and shall be a financial institution having a combined capital and surplus in excess of $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     10.7 Intercreditor Agreements. Each Lender and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent on their behalf (i) to execute the Intercreditor Agreements and all other instruments relating thereto, and (ii) to act under and in accordance with the terms of the Intercreditor Agreements.


                                       XI.

                                  MISCELLANEOUS
                                  -------------

     11.1 Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission or by telex, answer back received, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or upon receipt if sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

     If to the Borrowers, at

          3313 West Second Street
          The Dalles, Oregon  97058
          Attention:  Brett E. Wilcox and William R. Reid
          Facsimile:  (541) 298-0800

     with copies to:

          Ms. Jessie Casswell
          Goldendale Aluminum Company

          85 John Day Dam Road
          Goldendale, WA  98620
          Facsimile:  (509) 773-7245

          Stoel Rives LLP
          900 SW Fifth Avenue, Suite 2300
          Portland, Oregon 97204
          Attention:  Richard C. Josephson, Esq.
          Facsimile:  (503) 220-2480

     If to the Administrative Agent or BKB, at

          100 Federal Street
          Boston, Massachusetts 02110
          Attention: James J. Ward, Director
          Facsimile: (617) 434-2309

     with a copy to:

          Sullivan & Worcester LLP
          One Post Office Square
          Boston, MA  02109
          Attention:  William A. Levine, Esq.
          Facsimile:  (617) 338-2880


     If to any other Lender, to its address set forth on Schedule 1 attached hereto;

or at any other address specified by such party in writing.

     11.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally promise to reimburse
          (a) the Agents, the Issuing Bank and the Initial Lenders for all reasonable out-of-pocket costs, fees and disbursements (including all Attorneys' Fees, appraisal and collateral examination fees, due diligence investigation expenses and syndication expenses) incurred or expended in connection with the preparation, negotiation, execution, delivery, filing or recording, or the administration or interpretation of this Agreement and the other Loan Documents, or the consummation of the transactions contemplated hereby, or any amendment, modification, approval, consent or waiver hereof or thereof, and (b) the Agents, the Issuing Bank and all of the Lenders for all reasonable out-of-pocket costs, fees and disbursements (including all Attorneys' Fees, appraisal and collateral examination fees, and collection expenses) incurred or expended in connection with the enforcement of any Obligations, the exercise of any remedies under any Loan Documents or with respect to the Collateral or the satisfaction of any Indebtedness of the Borrowers hereunder or thereunder, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder. The Administrative Agent may include references to GNA and the Borrowers (and may utilize any logo or other distinctive symbol associated with GNA or the Borrowers) in connection with any advertising, promotion or marketing undertaken by the Administrative Agent. The Borrowers will pay any taxes (including any interest and penalties in respect thereof), other than the Lenders' federal and state income taxes, payable on or with respect to the transactions contemplated by the Loan Documents (the Borrowers hereby agreeing to indemnify the Agents, the Issuing Bank and the Lenders with respect thereto). For purposes of this Agreement and the other Loan Documents, "Attorneys' Fees" shall mean the reasonable fees and disbursements of attorneys (including all paralegals and other staff employed by such attorneys and the reasonably allocated costs of internal counsel), whether incurred at arbitration, trial, on appeal, in a bankruptcy proceeding or in any other way relating to Obligations, the Loan Documents and the transactions contemplated thereby, including, without limitation, as provided in Sections 11.2 and 11.3 hereof; provided, however, that Attorneys' Fees shall not include any attorneys' fees incurred by the Agents, the Issuing Bank or any Lender in any court proceeding (other than a proceeding under or related to 11 U.S.C. ss.101 et. seq.) if (i) such fees were incurred in an action by such Agent, Issuing Bank, or Lender, on the one hand, or the Borrowers, on the other hand, against the other such party, and (ii) Borrowers are the prevailing party in such action.

     11.3 Indemnification. The Borrowers agree to indemnify and hold harmless the Agents, the Issuing Bank and the Lenders, as well as their respective shareholders, directors, offices, agents, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, Attorneys' Fees and reasonable fees and disbursements of engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) by reason of a claim made against such indemnified Person on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, or with respect to any Letters of Credit, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated. In any investigation, proceeding or litigation, or the preparation therefor, the Lenders shall select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrowers shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Administrative Agent. The Borrowers authorize the Agents, the Issuing Bank and the Lenders to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing. The covenants of this Section 11.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

     11.4 Survival of Covenants, Etc. Unless otherwise stated herein, all covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Agents, the Issuing Bank and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans as herein contemplated, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or any Lender has any obligation to make any Loans hereunder or the Issuing Bank has any obligation to issue any Letter of Credit. All statements contained in any certificate or other writing delivered by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder.

     11.5 Set-Off. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, but subject to the provisions of Section 2.8(d) hereof, any deposits, balances or other sums credited by or due from the head office of any Lender or any of its branch offices to the Borrowers may, at any time and from time to time after the occurrence of a Default hereunder, upon notice to the Administrative Agent but without notice to the Borrowers or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by such Lender against any and all Obligations of the Borrowers in such manner as the head office of such Lender or any of its branch offices in its sole discretion may determine, and the Borrowers hereby grant each such Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations.

     11.6 No Waivers. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Administrative Agent, the Issuing Bank or the Lenders in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

     11.7 Amendments, Waivers, etc.
          -------------------------

          (a) Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Administrative Agent on behalf of the Lenders or by the Lenders and, with respect to Letters of Credit, the Issuing Bank, and, in the case of amendments, by the Borrowers.

          (b) Except where this Agreement or any of the other Loan Documents authorizes or permits the Administrative Agent to act alone and except as otherwise expressly provided in this Section 11.7(b), any action to be taken (including the giving of notice) by the Lenders may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document or any other instrument, document or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by any of the Borrowers or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Majority Lenders; provided, -------- however, that no such consent or amendment which ------- affects the rights, duties or liabilities of the Administrative Agent or the Issuing Bank shall be effective without the written consent of the Administrative Agent or the Issuing Bank, respectively. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following unless in writing and signed by ALL of --- the Lenders: (i) increase the Total Commitment (or subject the Lenders to any additional obligations), (ii) reduce the principal of or interest on any of the Notes (including, without limitation, interest on overdue amounts) or any Fees payable hereunder, (iii) postpone any date fixed for any payment in respect of principal of or interest (including, without limitation, interest on overdue amounts) on the Notes, or any Fees payable hereunder, (iv) change the definition of "Majority Lenders" or the number of Lenders which shall be required for the Lenders or any of them to take any action under the Loan Documents; (v) change the definition of "Borrowing Base" or "Letter of Credit Sublimit" set forth in
               Section 1.1, amend Sections 2.1(a), 2.1(b) or 2A.1(a) or waive the limitations set forth in Sections 2.1(a), 2.1(b) or 2A.1(a);
               (vi) amend this Section 11.7(b); (vii) change the Commitment or the Commitment Percentage of any Lender, except as permitted under Section IX hereof; (viii) except as permitted by Section 10.2(b) hereunder, release any Collateral; or (ix) amend Sections 2.5 or 2.6 hereof.

     11.8 Binding Effect of Agreement. All Obligations shall be the joint and several obligations of all Borrowers. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agents, the Issuing Bank, the Lenders and their respective successors and assigns; provided that the Borrowers may not assign or transfer their rights or obligations hereunder.

     11.9 Captions; Counterparts. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     11.10 Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.

     11.11 Waiver of Jury Trial. THE BORROWERS, THE AGENTS, THE ISSUING BANK AND THE LENDERS HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, THE BORROWERS, THE AGENTS, THE ISSUING BANK AND THE LENDERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWERS (a) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENTS, THE ISSUING BANK OR THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENTS, THE ISSUING BANK OR THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGE THAT THE AGENTS, THE ISSUING BANK AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND

           THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWERS' WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     11.12 Governing Law. THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS CONSENT TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THE BORROWERS IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THE PRECEDING SENTENCE AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     11.13 Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 8, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement under seal as of the date first above written.

NORTHWEST ALUMINUM                      NORTHWEST ALUMINUM COMPANY
TECHNOLOGIES, LLC
By:  Golden Northwest Aluminum,
     Inc., its Member


By:                                     By:
   -------------------------------         ------------------------------
   Name:                                   Name:
   Title:                                  Title:


GOLDENDALE ALUMINUM                     NORTHWEST ALUMINUM
COMPANY                                 SPECIALTIES, INC.


By:                                     By:
   -------------------------------         ------------------------------
   Name:                                   Name:
   Title:                                  Title:


                                        BANKBOSTON, N.A., Individually
                                        and as Administrative Agent


                                        By:
                                           -------------------------------
                                           James J. Ward, Director


                                        U.S. BANK NATIONAL ASSOCIATION,
                                        Individually and as Documentation Agent


                                        By:
                                           -------------------------------
                                           Title:

                                                                     SCHEDULE 1
                                                                     ----------

                           COMMITMENTS OF THE LENDERS
                           --------------------------


                                  Commitment
Lender                            Percentage                        Commitment
------                            ----------                        -----------

BankBoston, N.A.                      50%                           $37,500,000
100 Federal St.
Boston, MA 02110

U.S. Bank National                    50%                           $37,500,000
Association
111 S.W. Fifth Avenue
Suite 400
Portland, OR 97208

                                  ----------                        -----------

                                     100%                           $75,000,000
                                  ==========                        ===========

                                                                      EXHIBIT A
                                                                      ---------

                                     FORM OF
                              REVOLVING CREDIT NOTE
                              ---------------------


$                                                             December 21, 1998
 -------------



     FOR VALUE RECEIVED, the undersigned (the "Borrowers") absolutely and unconditionally promise to pay to the order of [LENDER] ("Payee") at the head office of BankBoston, N.A., as Administrative Agent (the "Administrative Agent") at 100 Federal Street, Boston, Massachusetts 02110:

          (a) on the Maturity Date, the principal amount of ___________________ ______________________ ($_____________) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Payee to the Borrowers pursuant to the Credit Agreement of even date herewith, as amended or supplemented from time to time (the "Credit Agreement"), by and among the Borrowers, the Administrative Agent and the Lenders (as defined therein); and

          (b) interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

     This Note evidences borrowings under, is subject to the terms and conditions of and has been issued by the Borrowers in accordance with the terms of the Credit Agreement and is one of the Revolving Credit Notes referred to therein. The Payee and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. This Note is secured by the Security Documents described in the Credit Agreement.

     All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

     The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

     If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

     The Borrowers and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.

     This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws (without regard to conflicts of laws rules).

     IN WITNESS WHEREOF, the Borrowers have caused this Note to be signed under seal by their duly authorized officers as of the day and year first above written.

NORTHWEST ALUMINUM                      NORTHWEST ALUMINUM COMPANY
TECHNOLOGIES, LLC                       NORTHWEST ALUMINUM SPECIALTIES, INC.
                                        GOLDENDALE ALUMINUM COMPANY
By:  Golden Northwest Aluminum,
     Inc., its Member


By:                                     By:
   -------------------------------         -------------------------------
   Name:                                   Name:
   Title:                                  Title:

                                                                      EXHIBIT B
                                                                      ---------

BankBoston, N.A., Administrative Agent
100 Federal Street
Boston, MA 02110

          Re:  Credit Agreement Dated as of December 21, 1998 (the "Agreement")
               ----------------------------------------------------------------

Ladies and Gentlemen:

     Pursuant to Section 2.3 of the Agreement the undersigned hereby confirms the Borrowers' request made on ____________, 19__ for a [Base Rate] [Eurodollar] Loan in the amount of $__________________ to be advanced on ___________, 199__.

     [The Interest Period applicable to said Loan will be [one] [two] [three] [six] months.]*

     [Said Loan represents a conversion of the [Base Rate] [Eurodollar] Loan in the same amount made on _____________________.]**

     The representations and warranties contained or referred to in Section IV of the Agreement are true and accurate on and as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default or Event of Default has occurred and is continuing or will result from the Loan.

                                        NORTHWEST ALUMINUM COMPANY


                                        By:
                                           -------------------------------
                                           Title:
-----------------
Date


*  To be inserted in any request for a Eurodollar Loan.
** To be inserted in any request for a conversion.

                                    EXHIBIT C
                                    ---------

                                  [DISCLOSURE]

                                    EXHIBIT D
                                    ---------

                        REPORT OF CHIEF FINANCIAL OFFICER


     NORTHWEST ALUMINUM COMPANY, NORTHWEST ALUMINUM SPECIALTIES, INC., NORTHWEST ALUMINUM TECHNOLOGIES, LLC and GOLDENDALE ALUMINUM COMPANY (the "Borrowers") HEREBY CERTIFY that:

     This Report is furnished pursuant to Section 5.1(e) of the Credit Agreement dated as of December 21, 1998 (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

     As required by Section 5.1(a) and (b) of the Agreement, [combined] [consolidated] financial statements of the Borrowers for the [year/month] ended ______________________ (the "Financial Statements") prepared in accordance with GAAP consistently applied accompany this Report. The Financial Statements present fairly the [combined][consolidated] financial position of the Borrowers as at the date thereof and the [combined][consolidated] results of operations of the Borrowers for the period covered thereby (subject only to normal recurring year-end adjustments).

     The figures set forth in Schedule 1 hereto for determining compliance by the Borrowers with the financial covenants contained in the Agreement are true and complete as of the date hereof.

     The activities of the Borrowers during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, and as of the date of this Report, no Default has occurred.*

     Set forth below is a description of any event or occurrence which rendered the representations and warranties set forth in

Section 4.16 inaccurate in any material respect during the period covered by the Financial Statements:

     WITNESS my hand this _____ day of _______________.


                                        NORTHWEST ALUMINUM COMPANY
                                        NORTHWEST ALUMINUM SPECIALTIES, INC.
                                        NORTHWEST ALUMINUM SPECIALTIES, LLC
                                        GOLDENDALE ALUMINUM COMPANY


                                        By:
                                           -------------------------------
                                           Title:

------------------------
* If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrowers have taken, are taking, or propose to take with respect thereto.

                                                                     SCHEDULE 1
                                                                         to
                                                                     EXHIBIT D
                                                                     ----------

                               FINANCIAL COVENANTS
                               -------------------

                                    EXHIBIT E
                                    ---------

                           NORTHWEST ALUMINUM COMPANY;
                      NORTHWEST ALUMINUM SPECIALTIES, INC.
                       NORTHWEST ALUMINUM SPECIALTIES, LLC
                           GOLDENDALE ALUMINUM COMPANY

                              BORROWING BASE REPORT


                   Period Covered:
                                  -------------------------

                                    EXHIBIT F
                                    ---------


                        ASSIGNMENT AND JOINDER AGREEMENT

                        Dated
                              --------------------------


     Reference is made to the Credit Agreement dated as of December 21, 1998 as amended (the "Credit Agreement") among NORTHWEST ALUMINUM COMPANY, NORTHWEST ALUMINUM SPECIALTIES, INC., NORTHWEST ALUMINUM TECHNOLOGIES, LLC and GOLDENDALE ALUMINUM COMPANY (the "Borrowers"), the Lenders (as defined in the Credit Agreement) and BANKBOSTON, N.A. as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

     ___________________________________________________ (the "Assignor") and
__________________________________________ (the "Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, a ____% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below). As a result of such assignment, the Commitment Percentage of the Assignor shall be _____%, the Commitment of the Assignor shall be $__________, the Commitment Percentage of the Assignee shall be _____% and the Commitment of the Assignee shall be $_____________. Concurrently herewith, the Assignee is remitting to the Assignor, in federal funds, the amount of its participation in each such outstanding Loan.

     2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observation by the Borrowers of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and other documents and information as it has deemed necessary to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it.

     4. The Effective Date of this Agreement shall be ______________________ (the "Effective Date").

     5. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent rights and obligations have been transferred to it by this Agreement, shall have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent its rights and obligations have been transferred to the Assignee by this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement. If the Assignor is holding any Notes, the Assignor shall, promptly after the Effective Date, surrender such Notes to the Administrative Agent and the Administrative Agent shall cause the Borrowers to issue new Notes in accordance with Section 9.1 of the Credit Agreement.

     6. From and after the Effective Date, the Administrative Agent shall hold in trust all payments it receives in respect of the interest assigned hereby and shall promptly remit such payments to the Assignee.

     7. This Assignment and Joinder Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts (without regard to conflicts of laws rules).

        [Other provisions negotiated between the Assignor and the Assignee may be added to this Assignment, provided that such provisions are not inconsistent with the Credit Agreement]


                                        [NAME OF ASSIGNOR]


                                        By:
                                           -------------------------------
                                           Title


                                        [NAME OF ASSIGNEE]


                                        By:
                                           -------------------------------
                                           Title:

                          AGREEMENT AND AMENDMENT NO. 1

     THIS AGREEMENT AND AMENDMENT NO. 1 (this "Consent") is made as of January 21, 1999, by and among NORTHWEST ALUMINUM COMPANY, NORTHWEST ALUMINUM SPECIALTIES, INC., GOLDENDALE ALUMINUM COMPANY ("GAC"), NORTHWEST ALUMINUM TECHNOLOGIES, LLC, BANKBOSTON, N.A., individually, as Administrative Agent and U.S. BANK NATIONAL ASSOCIATION, individually and as Documentation Agent.

     WHEREAS, the parties hereto are parties to a certain Credit Agreement, dated as of December 21, 1998 (the "Credit Agreement"; terms defined in the Credit Agreement are used herein with the same meanings);

     WHEREAS, the Borrowers plan from time to time to enter into certain interest rate swap agreements and other agreements or arrangements designed to provide them with protection against fluctuations in interest rates, and such arrangements may not be related to Loans; and

     WHEREAS, the Borrowers have requested that the Credit Agreement be amended to allow for such interest rate swap agreements and arrangements;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendment to Section 1.1. The definition of the term "Interest Rate Contracts" set forth in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "Interest Rate Contracts. Interest rate swap agreements, interest rate collar agreements, options on any of the foregoing and any other agreements or arrangements designed to provide protection against fluctuations in interest rates, in each case purchased by a Borrower from a Lender."

     2. Representations. The Borrowers represent and warrant to the Agent, the Lenders and the Issuing Bank as follows:

          (a) No Default has occurred and is continuing on the date hereof;

          (b) The representations and warranties contained in Section IV of the Credit Agreement are true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties expressly relate to an earlier date); and

          (c) The resolutions referred to in Section 3.1 of the Credit Agreement remain in full force and effect.

     3. General. The Loan Documents are ratified and confirmed and shall continue in full force and effect as amended hereby. This Agreement and Amendment No. 1 may be executed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     WITNESS the execution of this Agreement and Amendment No. 1 as a sealed instrument as of the date first set forth above.

NORTHWEST ALUMINUM COMPANY             NORTHWEST ALUMINUM
                                       SPECIALTIES, INC.


By:                                    By:
   -------------------------------        --------------------------------
   Title:                                 Title:


                                       NORTHWEST ALUMINUM
                                       TECHNOLOGIES, LLC
GOLDENDALE ALUMINUM COMPANY            By: Golden Northwest Aluminum,
                                           Inc., its Member


By:                                    By:
   -------------------------------        --------------------------------
   Title:                                 Title:


BANKBOSTON, N.A.,                      U.S. BANK NATIONAL
individually and as                    ASSOCIATION, individually and
Administrative Agent                   as Documentation Agent


By:                                    By:
   -------------------------------        --------------------------------
   Title:                                 Title:

                                       -3-